Exhibit 10.2

[Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.]

SUBLICENSE AGREEMENT

BY AND BETWEEN

INTERCEPT PHARMA EUROPE LTD.

AND

MERCURY PHARMA GROUP LIMITED

EXECUTED AS OF MAY 5, 2022

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	LICENSES AND OTHER RIGHTS	13
2.1	Grant of License to Licensee	13
2.2	Grant of Sublicense by Licensee	13
2.3	Retained Rights	14
2.4	Grant of License to Licensor	15
2.5	Data Transfer	16
2.6	No Implied License	16
ARTICLE 3	JOINT STEERING COMMITTEE	16
3.1	Formation	16
3.2	JSC Functions and Powers	17
3.3	JSC Decision Making	18
3.4	Disputed JSC Matter	19
3.5	Termination of JSC	20
ARTICLE 4	DEVELOPMENT AND REGULATORY AFFAIRS	20
4.1	Licensee Development	20
4.2	Licensor Development	21
4.3	Regulatory	23
ARTICLE 5	COMMERCIALIZATION	24
5.1	Commercialization Generally	24
5.2	Licensed Product Statements and Promotional Materials	24
ARTICLE 6	MANUFACTURING	25
6.1	Supply of the Licensed Products	25
6.2	Manufacture by Licensee	25
6.3	Finished Product Packaging and Labeling	25
ARTICLE 7	FINANCIALS	25
7.1	Upfront Payment	25
7.2	Royalty	25
7.3	Sublicensee Income	25
7.4	Exclusivity Extension	26
7.5	Mode of Payment and Currency	27
7.6	Royalty and Sublicensee Income Reports	27
7.7	Late Payments	27
7.8	Default Payment	27
7.9	Accounting	27
7.10	Books and Records	27
7.11	Audits	27
7.12	Taxes	28
ARTICLE 8	INTELLECTUAL PROPERTY	29
8.1	Ownership of Intellectual Property	29
8.2	Patent Filing Prosecution and Maintenance	31
8.3	Actions Regarding Licensed IP and Joint IP	32
8.4	Enforcement of Licensee Technology	33
8.5	Patent Marking	33

8.6	Patent Term Extensions	33
ARTICLE 9	CONFIDENTIALITY AND PUBLICATIONS	34
9.1	Confidentiality	34
9.2	Publicity	35
9.3	Publications	35
ARTICLE 10	REPRESENTATIONS, WARRANTIES AND COVENANTS	35
10.1	Mutual Representations and Warranties	35
10.2	Representations and Warranties of Licensor	36
10.3	Representations and Warranties of Licensee	36
10.4	Disclaimer of Representations and Warranties	36
10.5	Covenants	37
ARTICLE 11	INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY	38
11.1	Indemnification by Licensor	38
11.2	Indemnification by Licensee	38
11.3	Indemnification Procedure	39
11.4	Indemnification Settlement	39
11.5	Insurance	39
11.6	Limitation of Liability	40
ARTICLE 12	TERM AND SURVIVAL	40
12.1	Term	40
12.2	Licensor Rights of Termination for the NASH Product	41
12.3	Licensee Rights of Termination for the NASH Product	41
12.4	Effects of Termination	41
12.5	Survival	42
12.6	Rights in Bankruptcy	42
ARTICLE 13	DISPUTE RESOLUTION; GOVERNING LAW	43
13.1	Executive Officers	43
13.2	Governing Law and Venue	43
13.3	Injunctive Relief	43
ARTICLE 14	MISCELLANEOUS	43
14.1	Force Majeure	43
14.2	Notices	44
14.3	Independent Status	44
14.4	Entire Agreement; Amendment and Waiver	44
14.5	Headings; Construction; Certain Conventions	44
14.6	Assignment	45
14.7	Third Party Beneficiaries	45
14.8	Severability	45
14.9	Further Assurances	45
14.10	Translation	45
14.11	Other Obligations	46
14.12	Counterparts	46

SCHEDULES

Schedule 1.39 – Licensed Patents

Schedule 4.2.1(a) – Post-Marketing Work

Schedule 4.2.1(b) - Budget

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (this “Agreement”), executed as of the 5th day of May, 2022 (the “Execution Date”) and effective as of the Completion Date (as defined below) (the “Effective Date”), is made by and between Intercept Pharma Europe Ltd., a UK limited corporation (“Licensor”), and Mercury Pharma Group Limited, a company incorporated in England with number 02330913 which has its registered office at Capital House, 85 King William Street, London, EC4N 7BL (“Licensee”).  Licensor and Licensee may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS

WHEREAS, Intercept Pharmaceuticals, Inc. (“Intercept”) is a clinical stage biopharmaceutical company engaged in the development of therapeutic products for the treatment of progressive non-viral liver diseases, and Intercept Controls (as defined below) certain intellectual property rights in the active pharmaceutical ingredient obeticoholic acid (“OCA”) for therapeutic use in connection with primary biliary cholangitis (“PBC”) and nonalcoholic steatohepatitis (“NASH”);

WHEREAS, Intercept granted a license to such intellectual property rights to Licensor, Intercept’s subsidiary, pursuant to the terms of that certain License Agreement dated and effective as of May 22, 2015 (the “License Agreement”);

WHEREAS, Intercept and Licensee are entering into that certain Share Purchase Agreement as of the Execution Date whereby, upon the Completion Date, Licensee shall acquire the business of certain non-US subsidiaries of Intercept (the “Share Purchase Agreement”);

WHEREAS, pursuant to the Share Purchase Agreement, Intercept has agreed to Licensor entering into this Agreement to grant a sublicense to Licensee of certain rights to Intercept’s product Ocaliva®, a therapeutic product with OCA as its sole Active Pharmaceutical Ingredient (as defined below) that is commercially sold for the treatment of PBC (“Ocaliva”), and rights to Licensor’s OCA product being developed for the treatment of NASH; and

WHEREAS, Licensee desires to obtain, and Licensor is willing to grant, such rights pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1“Active Pharmaceutical Ingredient” means any substance that is used in a pharmaceutical product that when used becomes an active pharmaceutical ingredient of that product and exerts a pharmacological, immunological or metabolic action with a view to restoring, correcting or modifying physiological functions and such substance has an effect on the price of such pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients, solvents or adjuvants).

1.2“Adverse Risk” means any risk of a material adverse effect on the Development, procurement or maintenance of Regulatory Approval, Manufacture or Commercialization of the applicable Licensed Product(s), including, without limitation, safety-related matters with respect to the applicable Licensed Product(s).

1.3“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists.  For the purposes of this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such Person, or by contract or otherwise.

1.4“Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.

1.5“Applicable Laws” means all applicable common law, statutes, ordinances, rules, regulations, guidances and orders of any Governmental Body.

1.6“Authorized Or Other Generic Entry” means, with respect to a country, the first commercial sale in such country of any product that has regulatory approval for use in such country pursuant to a regulatory process governing the approval of generic products where such regulatory approval relied on or incorporated data submitted to any Regulatory Authority generated by or on behalf of Licensor or its Affiliates or licensees, or was obtained using an abbreviated, expedited, or other similar regulatory process, including that is the subject of a license grant by Licensor, its Affiliates or licensees granting the right to sell such product in the jurisdiction.

1.7“BTA” means the business transfer agreement of even date entered into between the Licensor and Advanz Pharma Services (UK) Limited relating to the transfer of the business and related assets of the Licensor relating to the importing, offering for sale, commercializing, registering, holding or keeping exporting, transporting, distributing, promoting, packaging, labelling marketing and sale of the Licensed Product outside of the US.

1.8“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the State of New York are explicitly authorized or required by, in either case, law, regulation or executive order to close.

1.9“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.

1.10“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.11“Challenge” will be interpreted as follows:  Licensee, its Affiliate or a Sublicensee (including sub-Sublicensees) will be deemed to have made a “Challenge” of the Licensed Patents if Licensee, such Affiliate or such Sublicensee (including sub-Sublicensees), respectively:  (a) institutes, voluntarily joins as a party to, causes its counsel to institute on Licensee’s or such Affiliate or Sublicensee’s (including sub-Sublicensees) behalf, or otherwise provides material support to, any interference, opposition, re-examination, post-grant review or similar proceeding with respect to any Licensed Patents with the US Patent and Trademark Office (“USPTO”) or similar foreign equivalent filing or request in any foreign patent office; or (b) makes any filing, institutes, voluntarily joins as a party or otherwise provides material support to any legal proceeding, or causes its counsel to make any filing or institute or voluntarily join as a party to any legal proceeding on Licensee’s or such Sublicensee’s (including sub-Sublicensees) behalf, with a court or other Governmental Body (including, without limitation, the USPTO or any foreign patent office) having authority to determine the validity, enforceability or scope of the Licensed Patents, in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patents.

1.12“Clinical Trial” means a human clinical study, in which a Licensed Product is administered to human subjects, that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing; (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed; (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product; or (d) obtain or maintain marketing approval and for a purpose other than to obtain, support or maintain Regulatory Approval, including any and all post-marketing commitments.

1.13“Commercialization” means any and all activities of marketing, promoting, importing, exporting, distributing, offering for sale or selling the Licensed Products in the Field and in the Territory, including, for example, marketing, branding, pricing, distribution, Sales, obtaining health insurance reimbursement and formulary coverage, market research, business analytics, pharmacovigilance and medical affairs activities, pre-commercial launch market development activities conducted in anticipation of Regulatory Approval to sell or market the Licensed Products, product livery, labelling/summary of product characteristics, patient information leaflet, preparing advertising and promotional materials, sales force training, and all interactions and correspondence with a Regulatory Authority regarding Clinical Trials commenced following Regulatory Approval.  When used as a verb, “Commercialize” means to engage in Commercialization. “Commercialized” and “Commercializing” shall be construed accordingly.

1.14“Commercially Reasonable Efforts” means with respect to a Party, the use of reasonable, diligent, good faith efforts and resources consistent with the general practices followed by such Party for its own internally discovered technology of similar commercial potential and similar stage of development, taking into account efficacy, safety, patent and regulatory exclusivity, profitability, pricing and reimbursement, probability of Regulatory Approval and all other relevant factors reasonably determined by such Party to be relevant.  Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the applicable Party applies resources and personnel to complete tasks or activities in connection with the Development or Commercialization, as applicable, of Licensed Products in a timely manner, including (a) promptly assigning responsibility for such obligation to specific employee(s) with appropriate experience and expertise, and reasonably monitoring the performance of such task or activity on an on-going basis, (b) setting and reasonably seeking to achieve the intended endpoints or outcomes of such task or activity, and (c) allocating resources designed to advance progress with respect to such objectives.

1.15“Confidential Information” means all secret, confidential or proprietary information or data, whether in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including information relating to the Disclosing Party’s existing or proposed research, development efforts, activities to commercialize, Patent applications, business or products and any other materials that have not been made available by the Disclosing Party to the general public.

Notwithstanding the foregoing sentences, Confidential Information shall not include any information or material that:

(a)was already known to the Receiving Party (other than under an obligation of confidentiality owed to the Disclosing Party), at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)was subsequently disclosed to the Receiving Party by a Third Party who had no legal obligation to the Disclosing Party not to disclose such information to others;

(e)is independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party; or

(f)is approved for release by the Disclosing Party in writing.

1.16“Controlled” means, when used in reference to Technology, trademark rights or Patents, the ownership thereof, or the possession of the ability to grant licenses or sublicenses thereto, without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party existing as of the date on which such license or sublicense is granted. “Control” shall be interpreted accordingly.

1.17“Damages” means all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees), or judgments, whether for money or equitable relief, of any kind and is not limited to matters asserted by Third Parties against a Party, but includes claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments incurred or sustained by a Party in the absence of Third Party claims; provided, however, that no party shall be liable to hold harmless or indemnify the applicable indemnified party, as applicable, for any claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs or judgments for punitive or exemplary damages, except to the extent the Party seeking indemnification is actually liable to a Third Party for such punitive or exemplary damages in connection with a claim by such Third Party.

1.18“Data” shall mean all data and information generated, collected or filed, in connection with the conduct of research and development activities relating to a Licensed Product in the Field in the Territory, including toxicology data, pharmacological data, biomarker data, bioanalytical data, non-clinical reports, clinical reports, single patient clinical report forms, data points and the databases, and stability data, chemical data, quality control data (excluding the closed portion of any drug mater file), marketing data, pharmaco-economic data, branding and naming research reports, assays, study designs, protocols, specifications, and all CMC data (including CMC (chemistry, manufacturing and control) development reports).

1.19“Development” means all activities related to research, preclinical development efforts, test method development and stability testing, assay development, toxicology, formulation, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including Clinical Trials) and clinical study regulatory activities, seeking Regulatory Approval and otherwise handling regulatory affairs, statistical analysis and reporting writing with respect to the Licensed Products.  Development shall not include Manufacturing or Commercialization.  When used as a verb, “Develop” means to engage in Development. “Developing” shall be construed accordingly.

1.20“EMA” means the European Medicines Agency and any successor entity thereto.

1.21“EU Sales Territory” means any member state of the European Union.

1.22“Executive Officers” means each Party’s respective Chief Medical Officer.

1.23“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.24“FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.25“Field” means any and all uses in humans and animals.

1.26“First Commercial Sale” means the date of the first Sale of the NASH Product.

1.27“Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident; or war, revolution, civil commotion, acts of public enemies, terrorist attack, blockage or embargo; or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government (to the extent such government has ruling authority over such Party) or of any subdivision, authority or representative of any such government; or other similar event, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence.

1.28“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.29“HMRC” means HM Revenue & Customs.

1.30“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

1.31“IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and the regulations promulgated thereunder, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.32“Intellectual Property” means all rights in Patents and Know-How.

1.33“Inventions” means any idea, process, method, composition of matter, article of manufacture, discovery, improvement or finding that is discovered, generated or invented (whether patentable or not) in the course of activities performed under this Agreement and all Intellectual Property therein.

1.34“Joint Steering Committee” or “JSC” means the committee formed by the Parties pursuant to Section 3.1.

1.35“Know-How” means Confidential Information relating to the research and development of the Licensed Products and other scientific and technical activities contemplated under this Agreement, including unpatented technical and other information, including inventions, discoveries, methods, data, processes and procedures, ideas, concepts, formulae, scientific notebooks, specifications, procedures for experiments and tests and results of experimentation and testing; together with all common law or statutory rights protecting the same and any similar or analogous rights to any of the foregoing whether arising or granted under any Applicable Laws.  Know-How shall also include all information for the Field for the Licensed Indications necessary to conduct research relative to OCA for therapeutic uses in the NASH Indication and/or the PBC Indication.

1.36“Licensed Indication” means, individually, the NASH Indication or the PBC Indication, and “Licensed Indications” means, collectively, the NASH Indication and the PBC Indication.

1.37“Licensed IP” means the Licensed Patents, Licensed Technology and Licensed NASH Trademarks.

1.38“Licensed NASH Trademarks” means the trademarks Controlled by Licensor and approved by applicable Regulatory Authorities for the Commercialization of the NASH Products in the Territory.

1.39“Licensed Patents” means Patents that are Controlled by Licensor in the Territory as of the Effective Date or throughout the Term and are necessary to make, have made, use, sell, offer for sale or import Licensed Products, including those Patents existing as of the Execution Date as set forth on Schedule 1.39.

1.40“Licensed Product” means, individually, the NASH Product or the PBC Product, and “Licensed Products” means, collectively, the NASH Product and the PBC Product.

1.41“Licensed Technology” means any and all Technology Controlled by Licensor as of the Effective Date or during the Term that is necessary for exploitation of the Licensed Products.

1.42“Licensee Insolvency Event” means that Licensee has (a) commenced a voluntary proceeding under any insolvency law, (b) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for sixty (60) consecutive days, (c) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, (d) made a general assignment for the benefit of creditors, or (e) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law.  For purposes hereof, the term “insolvency law” means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

1.43“Licensee Product Data” means all Data and Regulatory Documentation (including all Regulatory Approvals) Controlled by Licensee, its Affiliates or their respective Sublicensees during the Term that relates to the Development or Commercialization of the Licensed Products.

1.44“Manufacture” or “Manufacturing” means all operations necessary or appropriate to make, test, release, store, supply and ship the Licensed Products, including bulk tablet packaging and labeling, in accordance with good manufacturing practices (where applicable), Applicable Laws and the Licensed Products’ specifications.  For the avoidance of doubt, “Manufacture” and “Manufacturing” shall not include Packaging and Labeling requirements for the Licensed Products for Licensee to Develop or Commercialize the Licensed Products in the Territory.  “Manufactured” shall be construed accordingly.

1.45“MHRA” means the Medicines and Healthcare products Regulatory Agency and any successor entity thereto.

1.46“NASH Indication” means utilizing the NASH Product for therapeutic use to treat NASH.

1.47“NASH Product” means any product composition or formulation that contains OCA as the sole Active Pharmaceutical Ingredient for the treatment of NASH, or an authorized generic thereof in any jurisdiction in the Territory.

1.48“NDA” means a “New Drug Application”, as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any Regulatory Authority, including all documents, data, and other information concerning Licensed Products, which are necessary for gaining Regulatory Approval to market and sell Licensed Product in the relevant jurisdiction, including an application for an import drug license in Mainland China.

1.49“Net Sales” means the gross amounts billed or invoiced by Licensee or any of its Affiliates or Sublicensees (including all sub-Sublicensees) for Sales of the NASH Product, in a bona fide arm’s length transaction, less the following deductions (to the extent included in and not already deducted from the gross amounts invoiced or otherwise charged) to the extent reasonable and customary and related to the Sales of the NASH Product:

1.49.1trade discounts, including trade, cash and quantity discounts or rebates, credits or refunds (including inventory management fees, discounts or credits which shall not include warehousing or distribution costs);

1.49.2price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Regulatory Authorities or other payees;

1.49.3amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;

1.49.4allowances or credits actually granted upon claims, returns or rejections of the NASH Product;

1.49.5charges included in the gross sales price for freight, insurance, transportation, postage, handling and any other charges relating to the Sale, transportation, delivery or return of such Licensed Products;

1.49.6customs duties, sales, excise and use taxes and any other government charges (including value added tax) actually paid in connection with the transportation, delivery or return of the NASH Product (but excluding what is commonly known as income taxes); and

1.49.7any other items actually deducted from gross invoiced sales amounts as reported by a Party in its financial statements in accordance with IFRS, as applied on a consistent basis.

Even if there is overlap between any of the deductions described above, each individual item shall only be deducted once in the overall Net Sales calculation.  Each of the above deductions to Net Sales shall be calculated in accordance with IFRS.  Deductions exceeding gross amounts billed or invoiced in a period shall be carried forward and applied to future periods until fully taken.  Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes, provided that such transfer or disposition is at or less than cost of manufacturing of such NASH Product. Net Sales shall not include sales between or among the Licensor or its Affiliates.  In the event that any components of Net Sales are denominated in a currency other than US Dollars, such amounts shall be converted into US Dollars in accordance the average rate of exchange, as specified on Oanda in respect of the period during which the relevant Net Sales were recorded.

1.50“Packaging and Labeling” means finished product packaging and labeling and holding (including storage) of a Licensed Product in the Territory.  When used as a verb, “Package and Label” means to engage in Packaging and Labeling.

1.51“Patent” means any and all (a) patent applications filed under Applicable Laws in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals, renewals, and all patents granted thereon; and (b) all patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including Patent Term Extension, supplementary protection certificates or the equivalent thereof.

1.52“Patent Term Extension” means any term extensions, supplementary protection certificates, regulatory exclusivity and equivalents thereof offering patent protection beyond the initial term with respect to any issued Patents.

1.53“PBC Indication” means utilizing the PBC Product for the treatment of PBC.

1.54“PBC Product” means Ocaliva® or an authorized generic thereof in any jurisdiction in the Territory.

1.55“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any Governmental Body or agency or political subdivision thereof.

1.56“Promotional Materials” means all written, printed, electronic or graphic materials, provided or approved by Licensor for use by Licensee in promotion of the Licensed Products in the Territory.

1.57“Regulatory Approval” means, with respect to a Licensed Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing and sale of such pharmaceutical product in such jurisdiction in accordance with Applicable Laws.  For countries where governmental approval is required for pricing or reimbursement for a Licensed Product, “Regulatory Approval” shall not be deemed to occur in such country in the Territory until such pricing or reimbursement approval is obtained in such country.

1.58“Regulatory Authority” means any Governmental Body, including the FDA or any successor agencies thereto and its foreign equivalents, that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a pharmaceutical product in any country.

1.59“Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations, approvals (including all Regulatory Approvals), and correspondence (registration and licenses, pricing and reimbursement correspondence, regulatory drug lists, advertising and promotion documents) submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents in connection therewith, and all non-clinical, preclinical trials and Clinical Trials, tests and biostudies, relating to the use of Licensed Product in the Field, or as required for regulatory purposes (including all Regulatory Approvals) and all Data contained in any of the foregoing, including all INDs, NDAs and Regulatory Approvals, regulatory drug lists, advertising and promotion documents, manufacturing data and records, drug master files, inspection reports, Data from Clinical Trials, adverse event files and complaint files, in each case related to Licensed Products in the Field, or as required for regulatory purposes.

1.60“Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. § 314.3(b), and any non-United States equivalents.

1.61“Royalty Term” means, with respect to the NASH Product in a country or region in the Territory, the period commencing upon the First Commercial Sale of the NASH Product in such country or region and expiring upon the latest of (a) the tenth (10th) anniversary of the First Commercial Sale of the NASH Product in such country or region, (b) the expiration of the last-to-expire Valid Claim of the Licensed Patents, and (c) the expiration of regulatory exclusivity for the NASH Product in such country or region.

1.62“Sale” means any transaction, transfer or disposition of value for which consideration is received by Licensee, its Affiliates or Sublicensees for sale, use, lease, transfer or other disposition of the NASH Product to or for the benefit of a Third Party.  A Sale shall not include any NASH Product sold for use in Clinical Trials, for research or for other non-commercial uses, or that is supplied as part of a compassionate use or similar program; provided, however, that Licensee, its Affiliates or their respective Sublicensees do not make a profit from such sale.

1.63“Selected Supply Events” means the occurrence of any of the following events (a) Licensee Affiliate that is party to the Manufacturing Agreement gives notice of termination under the Manufacturing Agreement exercising its rights to terminate the Manufacturing Agreement under Section 21.2.2 (subject to the applicable cure period) or under Section 24.5 of the Manufacturing Agreement (in the case of Section 24.5, solely due to a Force Majeure Event (as defined in the Share Purchase Agreement)) that results in no supply of Licensed Product for a period of six (6) months or under Section 21.5; (b) Licensor gives notice of termination under the Manufacturing Agreement exercising its rights to terminate the Manufacturing Agreement under Section 21.1 or 21.4.2 of the Manufacturing Agreement; or (c) the Manufacturing Agreement is terminated or rejected in any proceeding in relation to a bankruptcy or insolvency of Licensor solely to the extent that this Agreement remains in effect pursuant to Section 12.6.

1.64“Sublicense Documents” means any and all agreements, amendments or written understandings entered into with a Sublicensee (including any of its Affiliates) that are related to the grant of a Sublicense, Licensed Patents or Licensed Product.  For clarity, in addition to the primary sublicense agreement, any other agreement with the Sublicensee that grants rights to Develop or Commercialize a Licensed Product other than for or on behalf of Licensee is a Sublicense Document.  By way of example, a co-promotion or co-marketing agreement with such Sublicensee would be a Sublicense Document, but an agreement with such Sublicensee for the oversight of a Clinical Trial for Licensee (i.e., a master services agreement with a contract research organization) would not be a Sublicense Document.  For clarity, the foregoing exclusion is limited to such contract research organization master service agreements, and does not encompass all agreements with such Sublicensee.

1.65“Sublicensee” means a Person (including any Affiliate) to which a Sublicense is granted pursuant to this Agreement.

1.66“Sublicensee Income” means any and all financial consideration (including equity), upfront payments, license fees, and milestone payments, in cash payments or any other form of financial (or equity) consideration (as determined using the fair market value of such other form of financial (or equity) consideration), in each case other than all gross amounts included in Net Sales, received by Licensee or its Affiliates for the grant by Licensee or its Affiliates of a sublicense under this Agreement to a Third Party, including any right granted to a Third Party to Develop or Commercialize the NASH Product, including, but not limited to, a right to market or distribute the NASH Product (excluding rights granted by Licensee or its Affiliates to a Third Party to market or distribute the NASH Product for or on behalf of Licensee, where Licensee or its Affiliates are booking the sales of the NASH Product).

1.67“Technology” means any and all compounds, materials, equipment, specifications, Confidential Information, proprietary ideas and information, designs, formulae, methods, techniques, processes, procedures, inventions, Know-How, data and information, Clinical Trial data and all other scientific data, documentation and other technology, whether or not patentable or protectable as a trade secret.

1.68“Territory” means all countries and territories in the world other than the United States.

1.69“Third Party” means any Person other than the Parties and their respective Affiliates.

1.70“Transitional Services Agreement” means that certain Transitional Services Agreement entered into by Intercept Pharmaceuticals, Inc. and Mercury Pharma Group Limited as of even date.

1.71“TOGC” means the transfer of a business or part of a business as a going concern for the purposes of section 49 of the VAT Act and article 5 of the Value Added Tax (Special Provisions) Order 1995.

1.72“United States” or “US” means the United States of America, its territories and possessions.

1.73“Valid Claim” means a claim of any Patent that covers the make, use or sale of the Licensed Product, whose validity, enforceability, or patentability has not been affected by any of the following:  (a) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (b) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or un-appealed within the time allowed for appeal.

1.74“VAT” means: (a) value added tax; (b) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); (c) any other sales tax, use tax, consumption tax and goods and services tax; and (d) any other tax of a similar nature to such tax referred to in any of (a) to (c).

1.75Other Terms.  The definition of each of the following terms is set forth in the Section of this Agreement indicated below:

Defined Term	Section
Additional Studies	4.2.1(c)
Agreement	Introductory Clause
Adjusted Budget	4.2.1(a)
Budget	4.2.1(a)
Completion Date	12.1.1
Costs	4.2.1(a)
Development Plan	4.1.2(b)
Disclosing Party	1.15
Effective Date	Introductory Clause
EMA Second Payment Amount	7.4
EU First Payment Amount	7.4
Execution Date	Introductory Clause
Financial Report	7.6
Infringement	8.3.1
Intercept	Recitals
Joint Inventions	8.1.4
Joint IP	8.1.4
Joint Patents	8.1.4
License	2.1
License Agreement	Recitals
Licensee	Introductory Clause
Licensee Know-How	8.1.3
Licensee Necessary IP	2.4.1
Licensee Patents	8.1.3
Licensee Technology	8.1.3
Licensor	Introductory Clause
Licensor Inventions	8.1.2
Manufacturing Agreement	6.1

Defined Term	Section
MHRA First Payment Amount	7.4
MHRA Second Payment Amount	7.4
NASH	Recitals
Non-Objecting Party	3.4
Objecting Party	3.4
OCA	Recitals
Ocaliva	Recitals
Parties	Introductory Clause
Party	Introductory Clause
Patent Costs	8.2.1
PBC	Recitals
PIP Studies	3.2(b)
Post-Marketing Work	4.2.1(a)
Progress Report	4.1.2(c)
Prosecution and Maintenance	8.2.1
Quality Agreement	6.1
Recall Notice	4.3.4(a)
Receiving Party	1.15
Review Period	9.3
SDEA	4.3.3
Share Purchase Agreement	Recitals
Sublicense	2.2
Term	12.1.2
Termination	12.1.1
Third Party Claim	11.1
USPTO	1.11

ARTICLE 2

LICENSES AND OTHER RIGHTS

2.1Grant of License to Licensee.  In consideration of the payments due from Licensee under Article 7,

2.1.1Licensor hereby grants to Licensee an exclusive (even as to Licensor, but subject to Licensor’s retained rights set forth in Sections 2.3 and 4.2.1), fully paid-up, perpetual, irrevocable right and license, with the right to grant sublicenses in accordance with Section 2.2, under the Licensed IP to Develop, Commercialize, Package and Label, use and import, in each case of the foregoing the PBC Product for the Field for the PBC Indication in the Territory.

2.1.2During the Term, subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor, but subject to Licensor’s retained rights set forth in Sections 2.3 and 4.2.2), royalty-bearing right and license, with the right to grant sublicenses in accordance with Section 2.2, under the Licensed IP to Develop, Commercialize, Package and Label, use and import the NASH Product for the Field for the NASH Indication in the Territory.

2.1.3Licensor hereby grants to Licensee a non-exclusive, fully paid-up, perpetual, irrevocable right and license under the Licensed IP to have Third Parties Manufacture the PBC Product for the Field for the PBC Indication in the Territory solely for use by or behalf of Licensee to the extent licensed to Licensee under Section 2.1.1; provided, however Licensee hereby agrees to not exercise its rights under this license grant unless and until the occurrence of any of the Selected Supply Events.

2.1.4During the Term, subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, fully paid-up right and license under the Licensed IP to have Third Parties Manufacture the NASH Product for the Field for the NASH Indication in the Territory solely for use by or behalf of Licensee to the extent licensed to Licensee under Section 2.1.2; provided, however Licensee hereby agrees to not exercise its rights under this license grant unless and until the occurrence of any of the Selected Supply Events.

Sections 2.1.1, 2.1.2, 2.1.3, and 2.1.4, collectively, are herein referred to as the “License”.

For clarity, the Parties intend for Licensee to primarily be supplied PBC Products and NASH Products by Licensor and the foregoing license grants provided in Sections 2.1.3 and 2.1.4 are part of the Parties’ plans to provide assurances and continuity of the supply of these products to Licensee, as further detailed in the Selected Supply Events.

2.2Grant of Sublicense by Licensee.  Licensor grants to Licensee the right to grant sublicenses, in whole or in part, under the License (each, a “Sublicense”) subject to the terms and conditions of this Agreement and specifically this Section 2.2.

2.2.1All Sublicenses may be granted through multiple tiers, and are subject to the prior written consent of Licensor, which shall not be unreasonably conditioned, withheld or delayed, and to the agreement of the Sublicensee to comply with the applicable terms of this Agreement; provided, however, no such consent shall be required in connection with a Sublicense to a Third Party solely for distribution and/or Packaging and Labeling activities performed by such Third Party on behalf of Licensee.

2.2.2All Sublicenses will be issued in writing, and all Sublicenses shall include all of the rights of Licensor and require the performance of obligations due to Licensor contained in this Agreement and include no less than the following terms and conditions:

(a)Reasonable record keeping, audit and reporting obligations sufficient to enable Licensee to reasonably verify the payments due to Licensee and royalties due to Licensor under such Sublicense and to reasonably monitor such Sublicensee’s progress in Developing and/or Commercializing any Licensed Products, provided that such obligations shall be no less stringent than those provided in this Agreement for Licensee;

(b)Infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Licensee and do not provide greater rights to Sublicensee than as provided in Article 8;

(c)Confidentiality provisions with respect to Confidential Information of Licensor and publication requirements consistent with the restrictions on Licensee and rights of Licensor in Article 9;

(d)Covenants by Sublicensee that are equivalent to those made by Licensee in Section 10.5;

(e)A requirement of indemnification of Licensor by Sublicensee that is equivalent to the indemnification of Licensor by Licensee under Section 11.2;

(f)A requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of Licensee under Section 11.5; and

(g)A requirement that Licensor is a third party beneficiary of such Sublicense.

2.2.3A fully executed copy of any Sublicense granted by Licensee pursuant to this Section 2.2 and any and all related Sublicense Documents must be provided to Licensor within fifteen (15) days following execution.

2.2.4If any Sublicense does not include all of the terms and conditions set forth in Section 2.2.2 or is not issued in accordance with the terms and conditions set forth in this Section 2.2, Licensee shall be liable to Licensor for any harm to Licensor that actually results from such deficiency.

2.2.5Licensee may only grant sublicenses under the licenses granted in Section 2.1.2 to the extent granted in connection with (and of the same scope as) a sublicense granted under the License granted to Licensee under Section 2.1, in each case solely to Develop or Commercialize Licensed Products for the Field in the Territory (i.e., no naked sublicensing permitted).

2.2.6Licensee shall be responsible for each Sublicensee complying with the applicable terms and conditions of this Agreement as if such Sublicensee were a party to this Agreement with respect to such terms and conditions, and Licensee hereby waives any requirement that Licensor exhaust any right, power or remedy, or proceed against any such Sublicensee directly.

2.3Retained Rights.  Notwithstanding the rights granted in Section 2.1, but subject to the restrictive covenants binding upon the Licensor as set forth in the Share Purchase Agreement, Licensor retains:

2.3.1the right to practice the Licensed IP in order to perform, or have performed by a Third Party, Licensor’s rights or obligations under this Agreement (including, without limitation, the right and obligation to perform the Post-Marketing Work and the right to perform Additional Studies, Additional PIP Studies, and a global study for the NASH Product) and obligations under the Transitional Services

Agreement, including providing the assistance to Licensee in the preparation of applications for Regulatory Approvals in the Territory that will be filed in the name of Licensee as contemplated under this Agreement and the Transitional Services Agreement;

2.3.2the right to Develop and use the Licensed Products inside the Territory, including as part of global studies, solely for support of applications for Regulatory Approvals outside of the Territory;

2.3.3the right to Develop and use the Licensed Products for Regulatory Approvals and Commercialization outside of the Territory, irrespective of where such activities occur in the world (including the Territory), including, without limitation, in connection with activities performed by Licensor pursuant to Section 4.2;

2.3.4all rights to practice the Licensed IP with respect to compounds and products other than the Licensed Products;

2.3.5all rights to practice the Licensed IP for a product containing OCA for indications other than the Licensed Indications;

2.3.6the right to Manufacture and have Manufactured the Licensed Products and OCA in the Territory (but for clarity, Licensee also has certain rights to have Manufactured the Licensed Products under Section 2.1.3 or Section 2.1.4); and

2.3.7all rights to practice the Licensed IP with respect to countries outside of the Territory.

2.4Grant of License to Licensor.  Subject to the terms and conditions of this Agreement, Licensee hereby grants to Licensor the following:

2.4.1a (a) royalty-free, transferable, perpetual, sublicensable (subject to the provisions of this Section 2.4.1), irrevocable, exclusive right and license under the Licensee Technology that are necessary or reasonably useful for the Development, Manufacture or Commercialization by Licensor, its Affiliates or their respective sublicensees of a Licensed Product outside of the Territory, (b) subject to the restrictive covenants binding upon the Licensor as set forth in Clause 11 of the Share Purchase Agreement, a worldwide, royalty-free, transferable, perpetual, sublicensable (subject to the provisions of this Section 2.4.1), irrevocable, non-exclusive right and license under the Licensee Technology that is necessary or reasonably useful for the Development, Manufacture or Commercialization by Licensor, its Affiliates or their respective sublicensees of a product containing OCA (other than the Licensed Products), (c) a royalty-free, transferable, sublicensable (subject to the provisions of this Section 2.4.1), irrevocable, non-exclusive right and license under any Inventions that are first reduced to practice or discovered, developed, invented, created or obtained solely by Licensee, its Affiliates or Third Parties acting on its or its Affiliates’ behalf while conducting Manufacturing activities of the Licensed Products that are necessary or reasonably useful for the Manufacture by Licensor, its Affiliates or their respective sublicensees of a Licensed Product inside the Territory for Commercialization outside the Territory (subsections (a), (b) and (c) collectively, “Licensee Necessary IP”). The foregoing licenses shall include the right for Licensor to grant sublicenses under the Licensee Necessary IP to its Affiliates and to Third Parties, through multiple tiers, solely in connection with (and of substantially equivalent scope to) a grant of rights to such Affiliates and Third Parties under the Licensed IP (inside of the Territory) or a Licensed Product outside of the Territory (i.e., no naked sublicensing of the Licensee Necessary IP is permitted); and

2.4.2a Right of Reference or Use to all Licensee Product Data solely to the extent necessary or reasonably required in connection with the Development, Manufacturing and Commercialization of the Licensed Products by Licensor, its Affiliates or their respective sublicensees.

2.5Data Transfer.  To enable Licensee to benefit from the License, Licensor will conduct (a) an initial or agreed later time point, one-time transfer of all Data that is necessary for Licensee to Develop and Commercialize the Licensed Products for the Field for the Licensed Indications in the Territory (including relating to regulatory matters), (b) a transfer of the Data arising from Licensor’s performance of the Post-Marketing Work and other Data to be transferred on an agreed frequency, which Data is necessary for Licensee to Develop and Commercialize the Licensed Products for the Field for the Licensed Indications in the Territory (including relating to regulatory matters), which transfer shall be at mutually agreed milestones relating to such Post-Marketing Work or directly related activities, as applicable, and (c) upon Licensee’s reasonable written requests from time to time after the Effective Date to which Licensor does not reasonably object, Licensor will conduct data transfers to Licensee of such other requested Data that is reasonably necessary, for Licensee to Develop and Commercialize the Licensed Products for the Field for the Licensed Indications in the Territory (including relating to regulatory matters), to the extent such Data has not been previously transferred under subsection (a) or (b).  Prior to Completion, the Parties’ applicable subject matter experts will discuss and reach mutual agreement on their shared expectation for what Data would be transferred under the foregoing subsections (a) and (b).  All such transfers of Data shall be undertaken by both Parties efficiently with a goal of minimizing both cost as well as disruption to the other activities of Licensor.  If fulfillment of any such transfer of Data would cause Licensor to incur any out-of-pocket costs, Licensee will be responsible for Licensor’s reasonable out-of-pocket costs incurred in any transfer of such Data to Licensee.  Without limiting the generality of the foregoing, or being limited thereby, from and after the Effective Date, during the Term the Licensor shall make available to Licensee access to global patient outcome Data relating to the use of the PBC Product in the PBC Indication for use by Licensee in support of its activities for the PBC Product in the PBC Indication in the Territory, subject to such access and use at all times being in compliance with applicable privacy and data protection laws as forth in a data use agreement entered into by the Parties within fifteen (15) days following the Effective Date.

2.6No Implied License.  Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted herein.  Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party.  All rights with respect to any Know-How, Patent or other intellectual property that are not specifically granted herein are reserved to the owner thereof.

ARTICLE 3

JOINT STEERING COMMITTEE

3.1Formation.  Within thirty (30) calendar days following the Effective Date, the Parties will form a JSC comprised of three (3) non-legal subject matter expert representatives of each of the Parties.  One representative at the JSC will be selected to act as the chairperson of the JSC.  The JSC will meet on a regular basis but in no event less than two (2) times per year.  Each Party may also schedule a meeting of the JSC on an ad hoc basis at any time upon two (2) weeks’ notice to the other Party, subject to the reasonable availability of the JSC members.  Meetings of the JSC may be conducted by videoconference, teleconference or in person, as agreed by the Parties.  The JSC will agree upon the time and location of the meetings.  The chairperson, or his or her designee, will circulate an agenda for each meeting approximately one week before the date scheduled for the meeting, and will include all matters requested to be included on such agenda by either Party.  The chairperson, or his or her designee, will take complete and accurate minutes of all discussions occurring at the JSC meetings and all matters decided upon at the meetings, except that matters reflecting legal advice of counsel will not be included in such minutes.  A copy of the draft minutes of each meeting will be provided to each Party by the chairperson, or his or her designee, after each meeting, and such minutes will be reviewed by the JSC members, any needed changes discussed and final minutes agreed to and provided to each Party within fifteen (15) Business Days after each meeting unless otherwise agreed.  A reasonable number of additional non-legal subject matter expert representatives of a Party may attend meetings of the JSC in a non-voting capacity.  Each Party is responsible for their travel costs and expenses associated with attending meetings.

3.2JSC Functions and Powers.  The responsibilities of the JSC will be limited to the following matters:

(a)encouraging and facilitating communication between the Parties with respect to the Development of the Licensed Products;

(b)providing a forum for the Parties to discuss the pediatric investigation plan studies, as defined in Schedule 4.1.2(a) as, “PIP Studies”, conducted by Licensor for the PBC Product;

(c)providing a forum for the Parties to discuss and mutually agree on the overall strategy and priorities for Development of the NASH Product for the Field for the Licensed Indications in the Territory and to assist Licensor in coordinating Development activities for the NASH Product outside of the Territory;

(d)reviewing and approving the Budget and any deviations from the Budget of the Costs;

(e)reviewing and approving the initial Development Plan and each updated Development Plan thereafter, including any amendments thereto, for the NASH Product, and reviewing and approving the material aspects of any other Development of the PBC Product by or on behalf of Licensor;

(f)monitoring the progress of the Development of the NASH Product against the Development Plan and Licensee’s diligence in carrying out its responsibilities thereunder;

(g)providing a forum for the Parties to discuss whether Licensee should file for Regulatory Approval for the NASH Product in the Territory pursuant to Section 4.1.2;

(h)reviewing and commenting on proposed regulatory filings and submissions from Licensee to Regulatory Authorities to obtain, support and maintain Regulatory Approval of the Licensed Products for the Field for the Licensed Indications in the Territory;

(i)providing a forum for the Parties to discuss the status of Regulatory Approvals for the Licensed Products;

(j)providing a forum for the Parties to discuss the status of Commercialization efforts by Licensee for the NASH Product;

(k)providing a forum for the Parties to discuss the Commercialization of an authorized generic of a Licensed Product in the Territory; and

(l)providing a forum for the Parties to discuss inventorship disputes of Inventions.

3.3JSC Decision Making.  The JSC is intended to serve primarily as an advisory body and to serve as a forum for the Parties to discuss matters relating to this Agreement and to provide a convenient mechanism for implementation of any review and/or approval rights granted to a Party under this Agreement.  However, to the extent that the JSC is required to make a decision on a matter (including, without limitation, drafting, accepting and amending the Development Plan), all such decisions of the JSC will be made by unanimous vote, with each Party having one vote, irrespective of the number of members it has on the JSC.  In the event that, after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the JSC hereunder), then:

(a) so long as the Licensor is the lead Party conducting the PIP Studies for the PBC Product, Licensor shall have the final decision-making authority with respect to the PIP Studies for the PBC Product which may be exercised by Licensor only in a manner that is consistent with seeking to complete the Post-Marketing Work as agreed by the Parties in the development plans and the Budget (or Adjusted Budget) therefor and other requirements provided therefor in Section 4.2.1, and if and when Licensee becomes the lead Party conducting the PIP Studies for the PBC Product, Licensee shall have the final decision-making authority with respect to the PIP Studies for the PBC Product;

(b) Licensor shall have the final decision-making authority with respect to all matters related to Development and Commercialization of the NASH Product (including, without limitation, any Clinical Trial) outside the Territory, and Licensor shall also have the right to object to, and have final decision-making authority with respect to, (i) any Development of the NASH Product (including, without limitation, any Clinical Trial) in the Territory or submission for a label change to the extent relating to safety for the NASH Product to either the MHRA or EMA, in each case proposed by Licensee that Licensor has a good faith objection that it (individually or in the aggregate) presents an Adverse Risk to the NASH Product outside the Territory, and (ii) the Commercialization of an authorized generic for the NASH Product inside the Territory at any time prior to Authorized Or Other Generic Entry for the NASH Product in the U.S.;

(c) except as set forth in Section 3.3(b) and Licensee’s obligation to use Commercially Reasonable Efforts to Commercialize the NASH Product in each country in the Territory where Licensee has obtained Regulatory Approval for the NASH Product pursuant to Section 5.1, Licensee shall have the final decision-making authority with respect to Development or Commercialization of the NASH Product in the Territory;

(d) any deviations from the Budget (or an Adjusted Budget) of the Costs, the status quo shall prevail;

(e) Licensee shall have the final decision-making authority with respect to all matters related to its Development and Commercialization of the PBC Product in the Territory, including Commercialization of an authorized generic of the PBC Product in the Territory, provided that Licensor shall have the right to object to (i) any such Development of the PBC Product, (ii) any submission for a label change to the extent relating to safety for the PBC Product to either the MHRA or EMA, or (iii) the Commercialization of an authorized generic of the PBC Product in the Territory at any time prior to Authorized Or Other Generic Entry for the PBC Product in the U.S., in each case proposed by Licensee with respect to which Licensor has a good faith objection that such Development (individually or in the aggregate), submission for a label change or the Commercialization of an authorized generic of the PBC Product in the Territory presents an Adverse Risk to the PBC Product outside the Territory, and in such event such objected to Development, submission for a label change or Commercialization of an authorized generic of the PBC Product in the Territory shall be subject to the provisions of Section 3.4; and

(f) Licensor shall have the final decision-making authority with respect to all matters related to its Development and Commercialization of the PBC Product outside the Territory, including Commercialization of an authorized generic of the PBC Product outside the Territory, provided that Licensee shall have the right to object to (i) any such Development of the PBC Product, (ii) any submission for a label change to the extent relating to safety for the PBC Product to the FDA, or (iii) Commercialization of an authorized generic of the PBC Product outside the Territory at any time prior to Authorized Or Other Generic Entry for the PBC Product in the Territory, in each case proposed by Licensor with respect to which Licensee has a good faith objection that such Development (individually or in the aggregate), submission for a label change or Commercialization of an authorized generic of the PBC Product outside the Territory presents an Adverse Risk to the PBC Product inside the Territory, and in such event such objected to Development or Commercialization of an authorized generic of the PBC Product outside the Territory, shall be subject to the provisions of Section 3.4.

The JSC shall not have any authority other than for those matters expressly set forth in Section 3.2 and, specifically, shall have no authority (1) to amend or interpret this Agreement (2) to determine whether or not Licensee has met its diligence or other obligations under this Agreement, or (3) to determine whether or not a breach of this Agreement has occurred.  For clarity, the JSC decision-making authority shall not supersede any right, obligation or reservation of rights of a Party that is otherwise set forth in this Agreement.

3.4Disputed JSC Matter.  In the event Licensor objects to Development of the PBC Product, submission for a label change to the extent relating to safety for the PBC Product to either the MHRA or EMA, or Commercialization of an authorized generic for the PBC Product in the Territory pursuant to Section 3.3(e) or Licensee objects to the Development for a PBC Product outside the Territory, submission for a label change to the extent relating to safety for a PBC Product to the FDA, or Commercialization of an authorized generic for the PBC Product pursuant to Section 3.3(f), (in each case, an “Objecting Party”), the Parties shall meet and confer in good faith on such objected matter within thirty (30) days from written request from an Objecting Party to the other Party (“Non-Objecting Party”) to meet pursuant to the provisions of this Section 3.4; provided, to the extent the timely resolution of the objected matter is critical to meeting any deadline set by a Regulatory Authority, then the foregoing thirty (30) day period will be shortened as much as needed in order to meet the applicable deadline (and the Non-Objecting Party shall promptly inform the Objecting Party of this reduced time period).  The Non-Objecting Party shall take into good faith consideration the Adverse Risk raised by the Objecting Party in connection with such proposed activities and the Non-Objecting Party shall present to the Objecting Party, for further consideration by the Objecting Party, alternatives to eliminate the Adverse Risk raised by the Objecting Party.  In the event that after the proposal of such alternatives during such thirty (30) day (or shorter) time period, the activities remain disputed by the Objecting Party, the Executive Officers shall meet and confer on such disputed activities.  The Executive Officers shall work in good faith to mutually agree on alternative activities to address the Objecting Party’s concerns regarding such Adverse Risk in an additional time period of no longer than ten (10) Business Days.  In the event that the Parties cannot reach agreement after such escalation to the Executive Officers, then the Non-Objecting Party shall have final decision-making authority for such disputed matters other than (a) Commercialization of an authorized generic of the PBC Product in the Territory at any time prior to Authorized Or Other Generic Entry of the PBC Product in the U.S., and (b) a submission for a label change to the extent relating to safety of the PBC Product in the Territory, in which case under subsection (a) and (b), Licensor shall have final decision-making authority.  The Parties agree and acknowledge that in the event that Licensor exercises its final decision-making authority under this Section 3.4(b) relating to a submission for a label change to the extent relating to safety, such submission shall be in compliance with any requests from the Regulatory Authorities relating to such label and Applicable Laws.  For clarity, if the Parties utilize this dispute escalation provision for any other disputed matters outside Sections 3.3(e) or 3.3(f), the provisions of Section 3.3 with respect to final decision-making authority shall remain.

3.5Termination of JSC.  The JSC shall continue to exist until the Parties mutually agreeing to disband the JSC.  Thereafter, the JSC shall have no further obligations under this Agreement.

ARTICLE 4

DEVELOPMENT AND REGULATORY AFFAIRS

4.1Licensee Development.

4.1.1PBC Product.  Subject to Sections 4.2.1 and 4.3, Licensee shall have responsibility for, and control over, the Development of the PBC Product in the Territory, including supporting and maintaining Regulatory Approval of the PBC Product in the Territory.  Notwithstanding the foregoing and anything in Section 4.3 to the contrary, prior to conducting any Clinical Trial for the PBC Product, Licensee shall submit the proposed design, protocol and endpoints for such Clinical Trial to Licensor for Licensor’s review and prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.  Licensee shall be solely responsible for all costs and expenses incurred by Licensee for the Development of the PBC Product.  In addition to the Post-Marketing Work, Licensee may request that Licensor perform on behalf of Licensee, and at Licensee’s sole cost and expense, Development activities for the PBC Product in the Territory.  Any agreement by Licensor to perform any Development activities for the PBC Product in the Territory (other than the Post-Marketing Work) shall be in Licensor’s sole discretion.

4.1.2NASH Product.

(a)General.  Subject to Sections 4.2.2 and 4.3, Licensee shall have responsibility for, and control over, the Development of the NASH Product in the Territory, including supporting and maintaining Regulatory Approval of the NASH Product in the Territory, and may initiate such activities as and when it determines to do so during the Term, subject in each case to the provisions of Article 3 (including Section 3.3(a)).  In the event that Licensee determines that it no longer wishes to seek or maintain Regulatory Approval from the EMA for the NASH Product, or to pursue the Commercialization of the NASH Product in the Territory, Licensee shall terminate this Agreement solely with respect to the NASH Product effective upon written notice to the Licensor as provided in Section 12.3 and with effects of termination provided in Section 12.4.  Licensee shall be solely responsible for all costs and expenses incurred by Licensee for the Development of the NASH Product for the Territory.

(b)Development Plan.  Prior to commencing any NASH Product Development activities Licensee shall submit a proposed development plan for the NASH Product for the Field for the NASH Indication in the Territory to the JSC for review and approval by the JSC (the “Development Plan”).  Any Development conducted by Licensee under this Agreement relating to the NASH Product for the Field for the NASH Indication in the Territory shall be conducted pursuant to the Development Plan.  The Development Plan shall be focused on efficiently obtaining Regulatory Approvals for the NASH Product in the Territory (subject to the obligations set forth in Section 4.1.2(a)), while taking into consideration the potential Development, Regulatory Approval or Commercialization impact on the NASH Product outside of the Territory.  On no less than an annual basis following adoption of the initial Development Plan, Licensee shall submit any updates and amendments, as appropriate, to the then-current Development Plan to the JSC for review and approval by the JSC.  Notwithstanding the foregoing and anything in Section 4.3 to the contrary, prior to conducting any Clinical Trial for the NASH Product, Licensee shall submit the proposed design, protocol and endpoints for such Clinical Trial to Licensor for Licensor’s review and prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

(c)Progress Reports.  Following adoption of the initial Development Plan for the NASH Product pursuant to Section 4.1.2(b) and continuing until the First Commercial Sale of the NASH Product, Licensee, on an annual basis or more frequently as reasonably requested by Licensor, shall submit to Licensor a progress report (each, a “Progress Report”) covering Licensee’s (and any Affiliates’ and Sublicensees’) achievements and activities under the Development Plan for the NASH Product.  Each Progress Report must include at least the following:  (i) a summary of achievements and activities under the Development Plan for the NASH Product; (ii) a summary of pre-launch activities prior to Commercialization of the NASH Product; (iii) an identification of filings for Regulatory Approval (and status of such filings) and other material correspondence and meetings with Regulatory Authorities for the NASH Product; and (iv) a listing of any and all Sublicenses granted by Licensee regarding the NASH Product.

4.2Licensor Development.

4.2.1PBC Product Post-Marketing Work.  All Development activities provided for under this Section 4.2.1 shall be efficiently undertaken by the Parties with the goal of limiting cost and expenditure to both Parties to what is reasonably necessary to achieve the objective of such Development activities.

(a)Licensee acknowledges that Licensor is performing, and shall have the right and obligation to continue to perform (subject to Section 4.2.1(d)), Development activities for the PBC Product that have been planned by Licensor as of the Effective Date and are detailed in Schedule 4.2.1(a) attached hereto (with an associated budget on Schedule 4.2.1(b)) (“Budget”), and shall also perform the PIP Studies as they are modified and perform further data analysis of, and other non-clinical work with respect to, the PIP Studies, in each case that are required by Regulatory Authorities as a result of meetings with, and submissions to, Regulatory Authorities regarding the PIP Studies through December 31, 2029, which modifications, data analysis and other non-clinical work shall be implemented efficiently to meet the requirements of the Regulatory Authorities, (collectively, the “Post-Marketing Work”).  To the extent any Post-Marketing Work regarding the PIP Studies in respect of the Territory extends past December 31, 2029, unless otherwise mutually agreed by the Parties, Licensor shall transition to Licensee the conduct of the remaining Post-Marketing Work in respect of the Territory for Licensee to undertake as the lead party for such Development activities, and Licensee shall bear [***] percent ([***]%) of all costs for such Development, and Licensor shall bear [***] percent ([***]%) of all costs for such Development.  The Budget (and any Adjusted Budget) shall include all associated out-of-pocket costs and expenses expected to be incurred by the Party leading the applicable Post-Marketing Work after the Effective Date, including necessary regulatory costs and expenses and costs and expenses payable to contract research organizations, pharmacovigilance costs (solely related to the performance of such Post-Marketing Work), Clinical Trial sites, Development, including in the foregoing categories personnel fairly allocated to this Post-Marketing Work, and regulatory service providers and external consultants, through December 31, 2029 (collectively, the “Costs”); provided, that such Budget shall be subject to adjustment (proposed by the Party leading such Post-Marketing Work and discussed with the other Party, and finally decided by the Party leading such Post-Marketing Work taking into good faith consideration the comments of the other Party) based on (i) any modifications to the PIP Studies resulting from meetings with, and submissions to, Regulatory Authorities, (ii) any Additional PIP Studies, (iii) any data analysis and other non-clinical work included in the Post-Marketing Work, or (iv) Additional Studies (solely to the extent such Additional Studies are performed by Licensor) (“Adjusted Budget”) and Licensee shall bear [***] percent ([***]%) of all such Costs in such Adjusted Budget and Licensor shall bear [***] percent ([***]%) of all such Costs in such Adjusted Budget.  In the event any new pediatric investigation plan studies not included in the PIP Studies are required by Regulatory Authorities in the Territory as a result of meetings with, and submissions to, MHRA or EMA in support of the same pediatric investigation plan objectives in the Territory of the PIP Studies through December 31, 2029, Licensor shall have the first right to conduct such additional studies and shall implement these efficiently to meet the requirements of such Regulatory Authorities (the “Additional PIP Studies”), and if Licensor conducts such Additional PIP Studies, Licensor shall provide Licensee an Adjusted Budget for such Costs associated with such Additional PIP Studies, and Licensee shall bear [***] percent ([***]%) of all such Costs in such Adjusted Budget and Licensor shall bear [***] percent ([***]%) of all such Costs.  In the event that Licensor elects not to conduct such Additional PIP Studies, Licensee may conduct such Additional PIP Studies, and Licensor shall bear [***] percent ([***]%) of all such costs for such Additional PIP Studies, and Licensee shall bear [***] percent ([***]%) of all such costs for such Additional PIP Studies, and Licensee shall provide Licensor with an Adjusted Budget.

(b)In the event there is a positive deviation between the Costs and the Budget (or Adjusted Budget) greater than [***] percent ([***]%), Licensor shall provide Licensee with all reasonable documentation supporting any increase in the Costs from the Budget (or Adjusted Budget), and the Parties will meet and agree upon an adjustment of Licensee’s share above such [***] percent ([***]%) deviation, and any such amendment shall be done in writing by mutual agreement and with formal amendment to this Agreement; provided further, that to the extent any such increase to the Budget (or Adjusted Budget) which is caused by and commensurate with a material market event (not caused by or related to any fault, action or omission by the Licensee), material new or increased requirements by a Regulatory Authority or material changes in Applicable Laws, Licensee shall bear [***] percent ([***]%) of such Adjusted Budget to account for such material market event or material new or increased requirements by a Regulatory Authority, or material changes in Applicable Law.  Licensor shall invoice Licensee for its share of the Costs, and Licensee shall make payment to Licensor for such Costs within thirty (30) days following the invoice date.  Except as expressly provided herein, any PBC Product Development undertaken by Licensee in the Territory shall be undertaken at Licensee’s cost and expense.  Upon Licensor’s request, Licensee shall submit to Regulatory Authorities, in a form and manner directed by Licensor, any Regulatory Documentation prepared by Licensor in connection with such Post-Marketing Work.

(c)In the event the FDA and/or one or more Regulatory Authority(ies) in the Territory requires additional clinical studies not included in the PIP Studies or Additional PIP Studies for the PBC Product and such requirement arises from the 2022 annual renewal procedures set forth by the EMA or MHRA relating to the COBALT (302) Study (described on Schedule 4.2.1(a)) (“Additional Studies”), (i) if the FDA requires such Additional Studies (whether or not any other Regulatory Authorities in the Territory also require such Additional Studies), then Licensor shall perform such Additional Studies; and (ii) otherwise Licensor shall have the first right to perform such Additional Studies, and if the Licensor elects not to, then the Licensee may conduct such Additional Studies.  In the event that Licensor performs such Additional Studies which are required by the FDA but no Regulatory Authorities in the Territory also require such Additional Studies, such Additional Studies shall not be considered part of the Post-Marketing Work and Licensor shall perform such Additional Studies at its cost and expense.  In the event that Licensor exercises its first right to perform such Additional Studies which are required by one or more Regulatory Authorities in the Territory (whether or not also required by the FDA) , such Additional Studies shall be considered part of the Post-Marketing Work and addressed in an Adjusted Budget provided by Licensor to Licensee, and Licensee shall bear [***] percent ([***]%) of all such Costs in such Adjusted Budget and Licensor shall bear [***] percent ([***]%) of all such Costs.  In the event that Licensee performs such Additional Studies which are not required by the FDA, such Additional Studies shall not be considered part of the Post-Marketing Work and Licensee shall perform such Additional Studies at its cost and expense.

(d)In the event that there is a termination, suspension or wind-down of the PIP Studies or Additional PIP Studies, or any portion thereof, that is agreed to by the Regulatory Authorities prior to December 31, 2029, the Licensor’s obligation to perform such Post-Marketing Work (including PIP Studies or Additional PIP Studies) shall be modified based on such approved action by the Regulatory Authority.  In such event, Licensor shall submit an Adjusted Budget to Licensee to reflect the reduction in scope to such Post-Marketing Work (including PIP Studies or Additional PIP Studies), and such Adjusted Budget shall be subject to the provisions of Section 4.2.1(a).

4.2.2NASH Product Development.  Notwithstanding anything in this Agreement to the contrary, Licensor shall have the sole and exclusive right to conduct all Development work, including Clinical Trials necessary for the Development of the NASH Product up until receipt of Regulatory Approval by the FDA of the NASH Product for the NASH Indication.  Any NASH Product Development undertaken by Licensee in the Territory shall be undertaken at Licensee’s cost and expense.

4.2.3Cooperation.  Licensor shall provide such technical assistance and cooperation to Licensee as Licensee may reasonably request in writing as necessary for Licensee to Develop the Licensed Products for the Field for the Licensed Indications in the Territory, subject to Licensees’ reimbursement of Licensor’s out-of-pocket costs and expenses related thereto.  Licensor shall invoice Licensee for any such costs and expenses, and Licensee shall make payment to Licensor for such costs and expenses within thirty (30) days following the invoice date.

4.3Regulatory.

4.3.1Subject to the provisions of Article 2 and this Article 4, Licensee shall have authority and responsibility for regulatory activities for the Licensed Products for the Field for the Licensed Indications in the Territory.  Licensee will have the right to conduct all communications with Regulatory Authorities, including all meetings, conferences and discussions (including advisory committee meetings), with regard to the Licensed Products for the Field for the Licensed Indications in the Territory; provided, however, that Licensee shall notify Licensor of all such communications, and Licensor shall have the right to attend and reasonably participate in any such meetings, conferences and discussions.  Licensee will lead and have control over preparing and submitting all regulatory filings related to the Licensed Products for the Field for the Licensed Indications in the Territory, including all applications for Regulatory Approval; provided, however, that all such filings and submissions shall be submitted in advance to Licensor for review and comment with such comments to be incorporated in good faith and require Licensor’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.  Licensee will own any and all Regulatory Approvals and applications therefor (including INDs) and other regulatory filings related to the Licensed Products for the Field for the Licensed Indications in the Territory, which will be held in the name of Licensee or its designees.  For clarity, Licensor retains the right to file, and owns, any and all Regulatory Approvals and applications therefor (including INDs), and other regulatory filings related to the Licensed Products outside of the Territory.  Licensee agrees to grant to Licensor any rights to such Regulatory Approvals and applications therefor (including INDs) in the Territory necessary for Licensor to perform the activities set forth in Section 4.2, including in the Territory.

4.3.2Safety Reporting.  The Parties agree to comply with any and all Applicable Laws that are applicable as of the Effective Date and thereafter during the Term in connection with Licensed Product safety data collection and reporting.  If either Party has or receives any safety information which may be related to the use of Licensed Product, then such Party shall provide the other Party with all such information in accordance with the obligations set forth in the SDEA.

4.3.3Safety Data Exchange Agreement.  Without limiting Section 4.3.2, the Parties have executed as of the Effective Date that certain Safety Data Exchange Agreement, which sets forth standard operating procedures governing the collection, investigation, reporting, and exchange of safety information sufficient to permit each Party to comply with its regulatory and other legal obligations within applicable timeframes (the “SDEA”).  Each Party shall comply with its obligations under the SDEA.

4.3.4Recalls.

(a)If either Party is subject of a request, court order or other directive of a Governmental Body or Regulatory Authority to withdrawal or recall any Licensed Product from the market in the Territory, or otherwise becomes aware of any product safety concern or other circumstances which may reasonably result in a withdrawal or recall being undertaken voluntarily it shall notify immediately the other Party in writing (a “Recall Notice”) enclosing a copy of all relevant information.

(b)Following receipt of a Recall Notice, both Parties shall:

(i)Discuss the Recall Notice in good faith with a view to agreeing to the course of action to be taken (subject to Section 4.3.4(c) either Party shall be free to undertake a withdrawal or recall in respect of any Licensed Product which it has placed on the market in the Territory (with respect to Licensee) or outside the Territory (with respect to Licensor)); and

(ii)Comply with their respective obligations set forth in the Quality Agreement.

(c)Unless required by Applicable Law, neither Party may (i) refer to the other Party in any public statement or announcement; or (ii) make any admission of liability on the other Party’s behalf, whether in connection with a withdrawal, recall or otherwise, without the other Party’s prior written consent.

4.3.5Adverse Risk. The Parties agree to actively cooperate in the event that there is an Adverse Risk to a Licensed Product, subject to the final decision-making set forth in Section 3.3.

ARTICLE 5

COMMERCIALIZATION

5.1Commercialization Generally.  Subject to Section 5.2, Licensee shall have sole responsibility for, and control over, the Commercialization of the Licensed Products for the Field for the Licensed Indications in the Territory.  The Parties shall reasonably coordinate to create alignment on nonpromotional materials and medical information used in the Commercialization of the Licensed Products in their respective territories. Subject to the terms and conditions of this Agreement, Licensee shall bear one hundred percent (100%) of all costs and expenses associated with the Commercialization of the Licensed Products in the Territory.  Following receipt of Regulatory Approval for the NASH Product in a country or region in the Territory, Licensee, its Affiliates and/or their respective Sublicensees shall use Commercially Reasonable Efforts to Commercialize the NASH Product that receives Regulatory Approval in such country or region, which efforts shall include using Commercially Reasonable Efforts to (a) Commercialize the NASH Product in the Territory to maximize the commercial return, (b) undertake marketing, promoting and selling the NASH Product in a diligent sustained manner consistent with the best practices of the pharmaceutical industry, and (c) establish and consistently seek to achieve specific and meaningful sales goals and allocate sufficient resources designed to meet such objectives, including, but not limited to, fielding, training (including any reasonably necessary medical education) and supervising a sales force (including an appropriate management structure) reasonably necessary for Licensee to perform its Commercialization obligations hereunder.

5.2Licensed Product Statements and Promotional Materials.  The Licensee shall only make statements and claims regarding the Licensed Products, including as to efficacy and safety, that are consistent with the product labels of the Licensed Products and the Promotional Materials, and Licensee shall not make any false or misleading statements or comments about the Licensed Products.  The Parties shall reasonably cooperate to create alignment in the marketing and Promotional Materials used for the Licensed Products for the Field for the Licensed Indications inside and outside of the Territory, including

Licensor providing to Licensee after the Effective Date a one-time transfer of copies of Promotional Materials used by Licensor outside the Territory together with high resolution artwork and layout files used therein.  Licensee shall have a fully paid-up, perpetual, irrevocable non-exclusive right to use such Promotional Materials in the Territory in connection with the Commercialization of the PBC Product in the Territory.

ARTICLE 6

MANUFACTURING

6.1Supply of the Licensed Products.  The Parties have executed as of the Execution Date that certain Agreement for the Supply of Manufactured Products, effective as of the Effective Date, pursuant to which Licensee shall exclusively purchase from Licensor, and Licensor shall supply to Licensee, bulk tablets of the Licensed Products for Development and Commercialization by Licensee in accordance with this Agreement (the “Manufacturing Agreement”).  In connection with the Manufacturing Agreement, the Parties will also execute a certain Quality Agreement, governing the agreed upon specifications and other technical aspects of supply of the Licensed Products under the Manufacturing Agreement (the “Quality Agreement”).  The Parties shall comply with the obligations of the Manufacturing Agreement and Quality Agreement.

6.2Manufacture by Licensee.  Except as expressly permitted pursuant to Section 2.1 following the occurrence of a Selected Supply Event, Licensee shall not be permitted to Manufacture (or have Manufactured) the Licensed Products, inside or outside of the Territory, without the prior written consent of Licensor, and nothing herein shall be construed as granting any license or right to Licensee to Manufacture the Licensed Products.

6.3Finished Product Packaging and Labeling.  Licensee shall have the right and the sole obligation to perform all Packaging and Labeling for the Licensed Products in accordance with Applicable Laws and all applicable Regulatory Approvals for Licensee’s Development, Commercialization and use of the Licensed Products in connection with this Agreement.  In no event shall Licensor have any responsibility or liability for the Packaging and Labeling of the Licensed Products in the Territory.

ARTICLE 7

FINANCIALS

7.1Upfront Payment.  As consideration for the rights and licenses granted to Licensee under this Agreement (including the License) with respect to the Licensed Products, Licensee shall make a one-time, non-refundable, non-creditable amount to Licensor of US$364,500,000 in cash and cleared funds on the Completion Date in accordance with Section 7.5.

7.2Royalty.  As further consideration for the rights and licenses granted to Licensee under this Agreement (including the License) with respect to the NASH Product, during the Royalty Term, Licensee shall pay Licensor a royalty of [***] percent ([***]%) of Net Sales of the NASH Product.  Licensee shall pay such royalties owed to Licensor on a Calendar Quarter basis.  Royalties for Sales that take place in a Calendar Quarter shall be paid within thirty (30) days following the end of such Calendar Quarter, at the same time as delivery of the Financial Reports for such Calendar Quarter under Section 7.6.

7.3Sublicensee Income.  As further consideration for the rights and licenses granted to Licensee under this Agreement (including the License), Licensee shall pay Licensor [***] percent ([***]%) of all Sublicensee Income paid to Licensee or its Affiliates by a Sublicensee in consideration for any Sublicense granted to such Sublicensee to Develop or Commercialize the NASH Product pursuant to

Section 2.2.  Licensee will make such payment to Licensor within thirty (30) days after the receipt by Licensee of any Sublicensee Income from such Sublicensee.

7.4Exclusivity Extension.  In the event an extension of orphan exclusivity of two (2) years for the PBC Product is received from the EMA prior to the receiving an extension from the MHRA, then:

Upon receipt of an extension of orphan exclusivity of two (2) years for the PBC Product by the EMA, Licensor shall provide Licensee notice that such extension has been granted and for the twelve (12) month period preceding the date of such receipt from the EMA extension grant Licensee shall calculate the aggregate Net Sales of the PBC Product in the EU Sales Territory divided by the aggregate Net Sales of the PBC Product in the United Kingdom and the EU Sales Territory, and multiply this by US$45,000,000 (the “EU First Payment Amount”).  The twelve (12) month calculation period shall be based on the first full month immediately preceding receipt of such notice of extension and the full twelve (12) month period preceding the end of such first full month.  Licensee shall pay the EU First Payment Amount to Licensor in cash and cleared funds as set forth in Section 7.5 no later than thirty (30) days of the Licensee being provided notice by Licensor that such EMA extension has been granted (which notice shall act as an invoice for this payment).  Thereafter, if and when an extension of orphan exclusivity of two (2) years for the PBC Product is received from the MHRA, Licensor shall provide Licensee notice that such extension has been granted and Licensee shall calculate US$45,000,000 less the EU First Payment Amount (the “MHRA Second Payment Amount”).  Licensee shall pay the MHRA Second Payment Amount to Licensor in cash and cleared funds as set forth in Section 7.5 no later than thirty (30) days of the Licensee being provided notice by Licensor that such extension by the MHRA has been granted (which notice shall act as an invoice for this payment).

Alternatively, in the event an extension of orphan exclusivity of two (2) years for the PBC Product is received from the MHRA prior to the receiving an extension from the EMA, then:

Upon receipt of an extension of orphan exclusivity of two (2) years for the PBC Product by the MHRA, Licensor shall provide Licensee notice that such extension has been granted and for the twelve (12) month period preceding the date of such receipt from the MHRA extension grant Licensee shall calculate the aggregate Net Sales of the PBC Product in the United Kingdom divided by the aggregate Net Sales of the PBC Product in the United Kingdom and the EU Sales Territory, and multiply this by US$45,000,000 (the “MHRA First Payment Amount”).  The twelve (12) month calculation period shall be based on the first full month immediately preceding receipt of such notice of extension and the full twelve (12) month period preceding the end of such first full month.  Licensee shall pay the MHRA First Payment Amount to Licensor in cash and cleared funds as set forth in Section 7.5 no later than thirty (30) days of the Licensee being provided notice by Licensor that such MHRA extension has been granted (which notice shall act as an invoice for this payment).  Thereafter, if and when an extension of orphan exclusivity of two (2) years for the PBC Product is received from the EMA, Licensor shall provide Licensee notice that such extension has been granted and Licensee shall calculate US$45,000,000 less the MHRA First Payment Amount (the “EMA Second Payment Amount”).  Licensee shall pay the EMA Second Payment Amount to Licensor in cash and cleared funds as set forth in Section 7.5 no later than thirty (30) days of the Licensee being provided notice by Licensor that such extension by the EMA has been granted (which notice shall act as an invoice for this payment).

For clarity: (i) the maximum aggregate payments that can become due and payable under this Section 7.4 is US$45,000,000, which would only occur in the event an extension of orphan exclusivity of two (2) years for the PBC Product is received from each of the MHRA and the EMA (regardless of which such extension is received first); and (ii) if only one such extension is received and the second extension is no longer achievable due to the deadline for approval expiring, then only one payment will become due and payable under this Section 7.4 (either the EMA First Payment Amount or the MHRA First Payment Amount, as applicable).

7.5Mode of Payment and Currency.  Unless otherwise directed by Licensor in writing, all payments to Licensor hereunder shall be made by deposit of US Dollars in the requisite amount to “Intercept Pharma Europe Ltd.” and will be made by delivery by ACH/WIRE to the account of Licensor notified to Licensee for this purpose.  Payments under this Agreement shall be made in US Dollars.  All royalties payable shall be calculated first in the currency of the jurisdiction in which payment was made, then converted into US Dollars at the average rate of exchange, as specified in Oanda, in respect of the period during which the Net Sales occurred.

7.6Royalty and Sublicensee Income Reports.  Within thirty (30) days after the end of each Calendar Quarter, Licensee shall deliver to Licensor a report (“Financial Report”), in a reasonable form requested by Licensor, setting out all details necessary to calculate the royalty and Sublicensee Income due under this Article 7 for such Calendar Quarter, including:  (a) the number of NASH Product sold by Licensee, its Affiliates and their respective Sublicensees in each country; (b) gross sales and Net Sales of the NASH Product made by Licensee, its Affiliates and Sublicensees; (c) royalties; (d) names and addresses of all Sublicensees; (e) Sublicensee Income payable to Licensor in such Calendar Quarter, if applicable; (f) a specification of all deductions and their dollar value taken under each of Section 1.49; and (g) the date of First Commercial Sale in each country or region in the Territory for the NASH Product (this need only be reported in the first Financial Report following such First Commercial Sale of in the respective country).

7.7Late Payments.  In addition to any other remedies available to Licensor, any failure by Licensee to make a payment within thirty (30) days after the date when due shall obligate Licensee to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to Licensor at a rate per annum (but with interest accruing on a monthly basis) four (4) percentage points above the then-applicable prime rate published by the Wall Street Journal (or, if not available therein, as quoted in a reputable source reasonably acceptable to both Parties), calculated daily on the basis of a 365-day year, or the highest rate allowed by Applicable Laws, whichever is lower.

7.8Default Payment.  In the event of default in payment of any payment owing to Licensor under the terms of this Agreement, and if it becomes necessary for Licensor to undertake legal action to collect said payment, Licensee shall pay reasonable, documented out-of-pocket attorneys’ fees and costs incurred in connection therewith.

7.9Accounting.  Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance IFRS.

7.10Books and Records.  Licensee will keep accurate books and records of the Licensed Products and all Sublicenses and any agreements entered into by Licensee that involved Licensed IP.  Licensee will preserve these books and records for at least five (5) years from the date of the Financial Report to which they pertain.

7.11Audits.  Upon reasonable written notice, Licensor, at its own cost, through an independent auditor reasonably acceptable to Licensee, may inspect and audit the relevant financial books and records of Licensee pertaining to the calculation of any royalties and Sublicensee Income due to Licensor under this Agreement.  Licensee shall provide such auditors with access to necessary key personnel, and necessary financial books and records during reasonable business hours.  Such access need not be given to any such set of records more often than once each year unless for cause, or to any set of records for any period that has already been the subject of an audit under this Section 7.11.  Licensor shall provide Licensee with written notice of its election to inspect and audit the records related to the royalties and Sublicensee Income due hereunder not less than thirty (30) days prior to the proposed date of review of Licensee’s records by Licensor’s auditors.  Should the auditor find any discrepancy relating to the non-payment and/or underpayment of royalties or Sublicensee Income by Licensee, Licensee shall (a) promptly pay Licensor the amount of such non-payment and/or underpayment; and (b) shall reimburse Licensor for the cost of the audit, if non-payment of Sublicensee Income due is discovered or if such non-payment or underpayment of such Sublicensee Income or royalties equals or exceeds five percent (5%) of the Sublicensee Income or royalties, as applicable and as calculated separately, due during the time period audited.  If the auditor finds overpayment by Licensee, then Licensee shall have the right to deduct the overpayment from any future royalties or Sublicensee Income due to Licensor by Licensee.

7.12Taxes.

7.12.1Generally.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising from the activities of such Party under this Agreement.  Except for VAT which shall be subject to the provisions of Section 7.12.2, Licensee may withhold from payment made to Licensor under this Agreement any income tax required to be withheld by Licensee under Applicable Laws.  If any tax is withheld by Licensee, Licensee shall provide Licensor receipts or other evidence of such withholding and payment to the appropriate tax authorities on a timely basis following that tax payment.  Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect.  The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Laws.  In addition, the Parties shall cooperate in accordance with Applicable Laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

7.12.2VAT.

(a)The consideration for any License or other supply by Licensor for VAT purposes made or deemed to be made under this Agreement, including any non-monetary consideration, shall be deemed to be expressed as exclusive of any applicable VAT.  Licensee shall make all payments due hereunder (in addition to the consideration) and shall pay to Licensor all VAT that Licensor is required to account for in relation to amounts paid or consideration given under this Agreement.

(b)The Parties consider that, as the License is granted in connection with the sale of the Business (as defined in the BTA) under (and is required to be entered into under the terms of) the BTA and will be used for the purposes of the Business, the grant of the License will form part of a TOGC, and they shall use their reasonable endeavours to procure that such grant is so treated by HMRC.  This obligation shall not require the Licensor to make any appeal against any determination of HMRC that the grant does not amount to a TOGC.

(c)If it is determined that the grant of the License under this Agreement does not constitute a TOGC, or part of a TOGC, then the VAT chargeable by the Licensor to the Licensee shall be paid within ten (10) Business Days of the receipt by the Licensor of a valid VAT invoice and a copy of the confirmation from HMRC (such documentation to be delivered by the Licensor as soon as possible after receipt from HMRC).

(d)The Licensee warrants and undertakes to the Licensor that: (i) it is and will at Completion (as defined in the Share Purchase Agreement) be registered for UK VAT purposes as a member of a VAT group with Advanz Pharma Services Limited; (ii) the Licensed IP that is the subject of the License will be used by Advanz Pharma Services Limited for the purposes of the Business; and (iii) it is not taking the grant of the License as a nominee of any other Person.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1Ownership of Intellectual Property.

8.1.1Inventorship.  Inventorship of Inventions shall be determined in accordance with US patent laws.  Ownership of Inventions shall follow inventorship.  Any dispute between the Parties on inventorship of Inventions may be referred to the JSC for discussion.

8.1.2Licensor Inventions.  Licensor shall be the sole owner of any Inventions and Know-How, and all intellectual property rights therein, that are first reduced to practice or discovered, developed, invented, created or obtained solely by Licensor, its Affiliates or Third Parties acting on its or its Affiliates’ behalf (“Licensor Inventions”), and will retain all of its rights, title and interests thereto; provided, however, that, for the avoidance of doubt, Licensor Inventions shall be included in Licensed Technology and subject to the License.

8.1.3Licensee Technology.  As between the Parties, Licensee will be the sole owner of any Inventions and Know-How, and all intellectual property rights therein, that are first reduced to practice or discovered, developed, invented, created or obtained solely by Licensee, its Affiliates or Third Parties acting on its or its Affiliates’ behalf while conducting activities under this Agreement or arising from or related to the exploitation of the Licensed Products, in each case without the use of Licensed IP or Licensor’s Confidential Information (such Inventions, Know-How and intellectual property rights, “Licensee Know-How”), and any Patents that claim such Licensee Know-How (“Licensee Patents” and, together with the Licensee Know-How, the “Licensee Technology”), and will retain all of its rights, title and interests thereto, subject to the license grant set forth in Section 2.4.1.

8.1.4Joint Inventions.  Licensor and Licensee will be the joint owners, each with an undivided one-half interest, of any Inventions and Know-How, and all intellectual property rights therein, that are first reduced to practice or discovered, developed, invented, created or obtained (a) jointly by Licensor, its Affiliates or Third Parties acting on its or its Affiliates’ behalf on the one hand and by Licensee, its Affiliates or Third Parties acting on its or its Affiliates’ behalf while conducting activities under this Agreement on the other hand or (b) by Licensee, its Affiliates or Third Parties acting on its or its Affiliates’ behalf through the use of the Licensed IP or Licensor’s Confidential Information (each (a) and (b), “Joint Inventions”), including any Patents that claim such Joint Inventions (“Joint Patents” and, together with the Joint Inventions, the “Joint IP”), and will retain all of its rights, title and interests thereto.

8.1.5Trademarks, Trade Dress and Copyrights.

(a)Goodwill.  Licensee acknowledges that all goodwill generated by Licensee’s, its Affiliates’ or any Sublicensee’s use of the Licensed NASH Trademarks will inure to the benefit of Licensor.

(b)Quality.  Licensee shall adhere to the level of quality for the Packaging and Labeling of the Licensed Products (and where Licensor has NASH Products made for it by Third Parties exercising its license rights to do so after a Selected Supply Event, the level of quality of the NASH Products) bearing the Licensed NASH Trademarks at least as high as that maintained by Intercept and Licensor prior to and during the Term, and adhere to such other quality control standards for the Packaging and Labeling (and in the event of a Selected Supply Event, any other quality control standards of Licensed Products) as Licensor may from time to time communicate to Licensee.

(c)Samples.  Licensee will submit samples of all the Packaging and Labeling of Licensed Products bearing the Licensed NASH Trademarks (and where Licensor has NASH Products made for it by Third Parties exercising its license rights to do so after a Selected Supply Event, samples of the NASH Products) to Licensor for approval prior to the first use of a Licensed NASH Trademark thereon, provided, however, that Licensee may continue to sell any Licensed Product bearing a Licensed NASH Trademark in the form that is substantially similar to that sold by Licensor, its Affiliates and their respective sublicensees prior to the Effective Date, without prior approval.

(d)Inspection.  Licensor will have the right to inspect, upon reasonable notice and during normal business hours, Licensee’s, its Affiliates’ and Sublicensees’ premises, records, operations and samples in connection with the use of the Licensed IP for the Packaging and Labeling of Licensed Products bearing the Licensed NASH Trademarks (and where Licensor has NASH Products made for it by Third Parties exercising its license rights to do so after a Selected Supply Event, the NASH Products), provided, however, that such inspections shall not be conducted in a manner that unduly interferes with Licensee’s operations.

(e)Licensee Selected Trademarks.  Licensee shall Commercialize, promote and otherwise exploit the PBC Product under the Licensed Trademark Ocaliva® in the Territory.  Licensor shall select, in coordination with Licensee, a Licensed NASH Trademark.

(f)Limited Use Outside the Territory.

(i)Licensor hereby grants to Licensee a non-exclusive, royalty-bearing, right and license under the Licensed NASH Trademark during the Term to (A) arrange, attend and present at investment bank or other financing/investment focused industry conferences, (B) arrange, attend and present at non-investment bank/financing/investment focused other industry conferences or seminars and/or trade shows (or anything similar) without using marketing materials incorporating use of a Licensed NASH Trademark that have not been pre-approved by the Licensor and without using any marketing booth presence that has not been pre-approved by the Licensor (which approvals shall not be unreasonably withheld, delayed or conditioned), and (C) subject to the provisions of Section 9.3(a), draft, review, edit, publish and/or submit (or anything similar) publications and/or articles, in each case of the foregoing (A), (B) and (C) outside the Territory only in connection with and in support of Licensee’s Development and Commercialization of the NASH Product in the Territory.

(ii)Licensor hereby grants to Licensee a non-exclusive, fully-paid, perpetual, irrevocable right and license under the Licensed Trademark Ocaliva® to (A) arrange, attend and present at investment bank or other financing/investment focused industry conferences, (B) arrange, attend and present at non-investment bank/financing/investment focused other industry conferences or seminars and/or trade shows (or anything similar) without using marketing materials incorporating use of a Licensed NASH Trademark that have not been pre-approved by the Licensor and without using any marketing booth presence that has not been pre-approved by the Licensor (which approvals shall not be unreasonably withheld, delayed or conditioned), and (C) subject to the provisions of Section 9.3(a), draft, review, edit, publish and/or submit (or anything similar) publications and/or articles, in each case of the foregoing (A), (B) and (C), outside the Territory only in connection with and in support of Licensee’s Development and Commercialization of the PBC Product in the Territory.

(g)Domain Name.  As of the Effective Date and until mutually agreed by the Parties otherwise, (i) the Licensor shall promptly reprogram any domain name associated with

Development and Commercialization of the PBC Product or Nash Product held by the Licensor such that a person located in the Territory accessing such domain name is immediately, and without any user intervention or action, redirected to a relevant web page address of the marketing websites designated by the Licensee from time to time; and (ii) Licensee shall promptly reprogram the marketing websites such that a person located outside the Territory accessing such domain name is immediately, and without any user intervention or action, redirected to relevant webpages held by the Licensor designated by the Licensor from time to time.

8.2Patent Filing Prosecution and Maintenance.

8.2.1Licensed Patents and Joint Patents.  Licensed Patents will be held in the name of Licensor and obtained and maintained with counsel selected solely by Licensor.  Licensor shall have the first right to control the prosecution and maintenance (including, without limitation, all proceedings before the European Patent Office, and all foreign equivalent agencies, such as, interference proceedings, post grant reviews, oppositions, reexaminations, nullity actions and inter partes proceedings) (“Prosecution and Maintenance”) of all relevant Licensed Patents and any Joint Patents.  When used as a verb, “Prosecute and Maintain” means to engage in Prosecuting and Maintaining.  Licensor shall provide Licensee with a reasonable opportunity to review and comment on such filing and Prosecution and Maintenance efforts regarding such Licensed Patents and Joint Patents in the Territory, to the extent relevant to the Licensed Products, reasonably prior to any submissions with applicable patent authorities.  Licensor shall reasonably consider any such comments and the commercial strategy of Licensee in the Territory in its Prosecution and Maintenance of the Licensed Patents and Joint Patents.  Licensor shall be responsible for all out-of-pocket costs, all accrued attorney fees, expenses, official and filing fees (“Patent Costs”) for the Prosecution and Maintenance of the Licensed Patents and Joint Patents in the Territory.  If Licensor determines in its sole discretion to abandon, cease Prosecution and Maintenance any Licensed Patent or Joint Patent anywhere in the Territory, then Licensor shall provide Licensee written notice of such determination at least sixty (60) days before any deadline for taking action to avoid abandonment (or other loss of rights) and, except in the case of a strategic abandonment by Licensor, Licensee shall have the right (but not the obligation) to Prosecute and Maintain such Licensed Patent or Joint Patent in the Territory on behalf of Licensor and in Licensor’s name.  Licensee’s rights under this Section 8.2.1 with respect to any Licensed Patent licensed to Licensor by a Third Party shall be subject to the rights of such Third Party to Prosecute and/or Maintain such Licensed Patent.  If Licensee assumes responsibility for any Licensed Patent or Joint Patent pursuant to this Section 8.2.1, then Licensee shall afford Licensor the same review and comment rights afforded to Licensee in the circumstance where Licensor controls Prosecution and Maintenance, and all costs incurred by Licensee in the course of Prosecuting and Maintaining such Licensed Patent or Joint Patent (including Patent Costs) shall be borne by Licensee, without reimbursement by Licensor.

8.2.2Licensee Patents.  Licensee Patents will be held in the name of Licensee and obtained and maintained with counsel selected solely by Licensee.  Licensee shall retain sole responsibility and control over the Prosecution and Maintenance of all relevant Licensee Patents at Licensee’s cost and expense.  Licensee shall provide Licensor with a reasonable opportunity to review and comment on such filing and Prosecution and Maintenance efforts regarding such Licensee Patents reasonably prior to any submissions with applicable patent authorities.  Licensee shall reasonably consider any such comments and the commercial strategy of Licensor outside of the Territory in its Prosecution and Maintenance of the Licensee Patents.

8.2.3Cooperation.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 8.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

8.3Actions Regarding Licensed IP and Joint IP.

8.3.1If either Party, including, in the case of Licensee, Licensee’s Affiliates or their respective Sublicensees, learn of any infringement or violation by a Third Party (an “Infringement”) of any Licensed IP or Joint IP in the Territory, whether or not within the Field, it shall notify the other Party as soon as practicable.

8.3.2As between the Parties, Licensor shall have the first right, but not the obligation, to prosecute any Infringement with respect to Licensed IP and Joint IP against a competing product for the Field for the Licensed Indications in the Territory.  Notwithstanding the foregoing, if Licensor does not take commercially reasonable steps to prosecute or take other measures to address such an Infringement (a) within ninety (90) days following the first notice provided above with respect to such Infringement or (b) if such date occurs after the first such notice of such Infringement is provided, thirty (30) Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then Licensor shall so notify Licensee and Licensee shall have the right (but not the obligation) to prosecute such Infringement at its sole cost and expense.  For the avoidance of doubt, Licensor shall have the sole and exclusive right (but not the obligation) to prosecute any Infringement with respect to the Licensed IP or the Joint IP to the extent such Infringement is (i) outside of the Licensed Indications, whether or not in the Territory, or (ii) outside the Territory, whether or not for the Licensed Indications.

8.3.3If a Party is entitled to, and pursues an action against an Infringement in accordance with this Section 8.3, (a) the other Party shall, and shall cause its Affiliates and sublicensees (including Sublicensees) to, cooperate fully, including being joined as a necessary party to such action upon the pursuing Party’s request (in the case of Licensee’s request, at Licensee’s cost and expense), providing access to relevant documents and other evidence and making its employees available at reasonable business hours, (b) the Party pursuing any action against an Infringement shall consult with the other Party as to the strategy for such action and (c) such Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken with respect to such action; provided, however, clauses (b) and (c) shall not apply to any Infringement action prosecuted by Licensor pursuant to the last sentence of Section 8.3.2.

8.3.4The Party that is entitled to and pursues an action against an Infringement in accordance with this Section 8.3 shall have the right to control any settlement of such claim; provided that, except for any Infringement action pursued by Licensor pursuant to the last sentence of Section 8.3.2, no settlement shall be entered into without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would reasonably be expected to have a material adverse effect on the rights or interest of the other Party or any of its Affiliates or impose any costs or liability on, or involve any admission by, the other Party or any of its Affiliates.

8.3.5In the event that an action alleging nullity, invalidity or non-infringement of any Licensed IP shall be brought against Licensor or Licensee in the Territory that is related to a Licensed Product, Licensor shall have the right to take and control the action, in accordance with the provisions of this Section 8.3.

8.3.6Each Party shall bear its own costs and expenses relating to any action commenced pursuant to this Section 8.3; provided that the pursuing Party (or in the case of Section 8.3.5, the defending Party) shall reimburse the other Party for the costs and expenses incurred by the other Party for any assistance requested by the pursuing Party (or in the case of Section 8.3.5, the defending Party) for such action.  Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 8.3 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in connection with such action (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Except for any Infringement action prosecuted by Licensor pursuant to the last sentence of Section 8.3.2, (a) to the extent the action related to PBC Products in the Territory, then the remainder after such reimbursement shall be paid to Licensee, and (b) otherwise, [***] percent ([***]%) of the remainder after such reimbursement shall be paid to Licensee and [***] percent ([***]%) of the remainder after such reimbursement shall be paid to Licensor.

8.4Enforcement of Licensee Technology.

8.4.1If either Party learns of any Infringement by a Third Party of any Licensee Technology for the Licensed Products outside of the Territory, it shall notify the other Party as soon as practicable.

8.4.2Licensee shall have the first right (but not the obligation) at its own cost and expense to enforce all Licensee Technology related to the Licensed Products against Third Parties outside of the Territory.  If Licensee does not take steps to enforce the Licensee Technology within thirty (30) days of actual notice of any Infringement by a Third Party of any Licensee Technology outside of the Territory, Licensor may take enforcement actions and prosecute the suit, action or proceeding of the Licensee Technology against such Third Party at its own cost and expense.  In the event Licensor elects to prosecute a suit, action or proceeding under this Section 8.4.2, Licensor shall keep Licensee updated as to the steps it intends to take to prosecute such suit, action or proceeding, and shall otherwise provide Licensee with any information reasonably requested by Licensee.  Licensee agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give Licensor reasonable authority to file and prosecute the suit, action or proceeding.  Licensee shall provide reasonable assistance to Licensor.

8.4.3The Party that is entitled to and pursues an action against an Infringement in accordance with this Section 8.4 shall have the right to control any settlement of such claim; provided that no settlement shall be entered into without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would reasonably be expected to have a material adverse effect on the rights or interest of the other Party or any of its Affiliates or impose any costs or liability on, or involve any admission by, the other Party or any of its Affiliates.

8.4.4Each Party shall bear its own costs and expenses relating to any action commenced pursuant to this Section 8.4; provided that the pursuing Party shall reimburse the other Party for the costs and expenses incurred by the other Party for any assistance requested by the pursuing Party for such action.  Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 8.4 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in connection with such action (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), and the remainder after such reimbursement shall be paid to Licensor.

8.5Patent Marking.  Licensee shall place in a conspicuous location on any Licensed Product (or its packaging where appropriate and practicable) made or sold under this Agreement a patent notice in accordance with the Applicable Laws concerning the marking of patented articles where such Licensed Products are made or sold, as applicable.

8.6Patent Term Extensions.  The Parties shall reasonably cooperate with each other in obtaining Patent Term Extension in any country in the Territory under any statute or regulation equivalent or similar to 35 U.S.C. §156.  Licensor shall make such election (including by filing supplementary protection certificates and any other extensions that are now or in the future become available).  Licensee shall abide by such election and cooperate as reasonably requested by Licensor in connection with the foregoing (including by providing appropriate information and executing appropriate documentation).

ARTICLE 9

CONFIDENTIALITY AND PUBLICATIONS

9.1Confidentiality.  In the course of their activities pursuant to this Agreement, the Parties anticipate that they may disclose Confidential Information.  The Parties wish to protect such Confidential Information in accordance with this Section 9.1.  The provisions of this Section 9.1 shall apply to disclosures furnished to or received by a Party and its agents and representatives (which may include agents and representatives of its Affiliates).  Each Party shall advise its agents and representatives of the requirements of this Section 9.1 and shall be responsible to ensure their compliance with such provisions.

9.1.1Treatment of Confidential Information.  The Receiving Party shall (a) use such Confidential Information solely and exclusively in connection with the exercise of its rights and discharge of its obligations under this Agreement and (b) not disclose such Confidential Information without the prior written consent of the Disclosing Party to any Person other than its Affiliates and those of its and/or its Affiliates’ agents and representatives who need to know such Confidential Information in order to perform activities under or in connection with this Agreement and are subject to confidentiality obligations at least as stringent as those set forth herein.

9.1.2Permitted Disclosures.  Notwithstanding Section 9.1.1, a Party may disclose Confidential Information (a) to Regulatory Authorities as reasonably needed to Develop and/or obtain or maintain Regulatory Approvals of the Licensed Products, (b) to its Sublicensees as reasonably needed to Develop and/or Commercialize the Licensed Products, under terms of confidentiality that are no less restrictive than those set forth in this Agreement (including, in the case of Licensor, to its agents, sublicensees, or partners for Commercialization of the Licensed Products outside the Territory), (c) to prospective Sublicensees, strategic partners, merger partners or acquirers, existing and potential investors and in each case, their respective professional advisors, in connection with evaluation and/or negotiation of possible sublicense, corporate partnering, merger, asset purchase or other similar transactions; provided, however, that any such disclosure shall be subject to a written confidentiality agreement with terms of non-disclosure no less restrictive than those set forth in this Agreement, or (d) as reasonably needed to conduct or defend any litigation relating to this Agreement, the Licensed Products or such Party’s rights hereunder.  Furthermore, if the Receiving Party becomes legally compelled to disclose any Confidential Information in order to comply with Applicable Laws or with an order issued by a court or regulatory body with competent jurisdiction, the Receiving Party shall (i) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 9.1.2; and (ii) disclose only that portion of Confidential Information that is legally required to furnish; provided, however, that, in connection with such disclosure, the Receiving Party shall use Commercially Reasonable Efforts to obtain assurance that confidential treatment will be given with respect to such Confidential Information.

9.1.3Return and Destruction.  Upon the termination or expiration of this Agreement, upon the request of the Disclosing Party, the Receiving Party shall promptly re-deliver to the Disclosing Party all Confidential Information provided to the Receiving Party in tangible form or destroy the same and certify in writing that such destruction has occurred; provided, however, that nothing in this Agreement shall require the alteration, modification, deletion or destruction of computer backup tapes made in the ordinary course of business.  All notes or other work product prepared by the Receiving Party based upon or incorporating Confidential Information of the Disclosing Party shall be destroyed, and such destruction shall be certified in writing to the Disclosing Party by the Receiving Party.  Notwithstanding the foregoing, legal counsel to the Receiving Party shall be permitted to retain in its files one copy of all Confidential

Information to evidence the scope of and to enforce the Party’s obligation of confidentiality under this Section 9.1.

9.1.4Term of Obligation.  The obligations and prohibitions contained in this Section 9.1 shall survive expiration or termination of this Agreement for a period of ten (10) years, which may be shortened or extended as mutually agreed by both Parties in writing.

9.2Publicity.  The Parties acknowledge that, in connection with the execution of the Share Purchase Agreement, the Parties shall issue the announcement (as defined in the Share Purchase Agreement).  The Parties agree that any public announcement regarding the transactions contemplated hereby, if any, by the Parties or any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties in writing, such approval not to be unreasonably withheld; provided, however, that any disclosure which a Party is required to make under Applicable Law, including, without limitation, the requirements of the Securities and Exchange Commission and Nasdaq Stock Exchange, may be made without the prior consent of the other Party.

9.3Publications; Review of Use of Trademarks for the Licensed Products in Publications.

(a)Licensee shall submit to Licensor for review and approval any proposed academic, scientific and medical publication or public presentation which contains any Licensed IP, Data, Licensor’s Confidential Information, makes use of the Licensed NASH Trademark or Licensed Trademark Ocaliva® outside the Territory or otherwise relates to the Licensed Products.  Such review and approval will be conducted for the purposes of preserving the value of the Licensed IP and the rights granted to Licensee hereunder as well as the optimal use of the Licensed NASH Trademark and Licensed Trademark Ocaliva® outside the Territory and determining whether any portion of the proposed publication or public presentation containing the Licensor’s Confidential Information or using any such trademark should be modified or deleted. Written copies of such proposed publication or public presentation required to be submitted hereunder shall be submitted to Licensor no later than thirty (30) days before submission for an abstract and forty-five (45) days before submission for a publication or public presentation (the “Licensor Review Period”).  The Licensor shall provide its comments with respect to such publications and presentations within thirty (30) days for an abstract and forty-five (45) days for a publication or public presentation, from Licensor’s receipt of such written copy.  Licensee shall fully address and remedy any reasonable objections of Licensor with respect to the use of such trademarks outside the Territory in such proposed publication or public presentation. The Licensor Review Period may be extended for an additional sixty (60) days in the event the Licensor can demonstrate reasonable need for such extension including for the preparation and filing of patent applications.

(b)Licensor agrees to use good faith efforts to provide notice to Licensee of academic, scientific and medical publications relating to the Licensed Products in the Territory.

(c)Licensor and Licensee will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 9.3, including International Committee of Medical Journal Editors standards regarding authorship and contributions.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that, as of the Execution Date:

10.1.1such Party is duly organized and validly existing under the Applicable Law of the jurisdiction of its incorporation or organization;

10.1.2such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

10.1.3this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally and by general equitable principles; and

10.1.4such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

10.2Representations and Warranties of Licensor.  Licensor hereby represents and warrants to Licensee that, as of the Execution Date:

10.2.1no party to the License Agreement has breached any of its obligations under the License Agreement; and

10.2.2Licensor has the right to grant the rights and licenses Licensor grants to Licensee under this Agreement.

10.3Representations and Warranties of Licensee.  Licensee hereby represents and warrants to Licensor that:

10.3.1Licensee has maintained and will maintain appropriate skilled personnel and facilities to carry out its obligations under this Agreement;

10.3.2No Licensee employees or other Persons performing services on behalf of Licensee under this Agreement have been debarred or excluded, or are the subject of debarment or exclusion proceedings, under Section 306 of the FD&C Act, and, if Licensee becomes aware that a Person performing on its behalf under this Agreement has been debarred or has become the subject of debarment or exclusion proceedings under Section 306 of the FD&C Act, Licensee shall promptly notify Licensor and shall prohibit such Person from performing on its behalf under this Agreement;

10.3.3There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the best of Licensee’s knowledge, threatened against Licensee in connection with or relating to the transactions and/or activities contemplated by this Agreement; and

10.3.4Licensee is not aware of any Licensee Patents which are necessary for the Development or Commercialization of the Licensed Products for the Field for the Licensed Indications in the Territory.

10.4Disclaimer of Representations and Warranties.

10.4.1EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 10.1, 10.2 AND 10.3, NEITHER PARTY MAKES ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND

EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT, VALIDITY, PATENTABILITY OR TITLE FOR THE LICENSED INTELLECTUAL PROPERTY, LICENSED PATENTS, LICENSE AND ANY PRODUCT, OR THE LIKELIHOOD OF SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION OF THE LICENSED PRODUCTS.

10.4.2Furthermore, nothing in this Agreement will be construed as:  (a) a representation or warranty by Licensor as to the scope of any Licensed Patent; (b) a representation or warranty that anything made, used, sold or otherwise disposed of under this Agreement is or will be free from infringement of Patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties; (c) obligating Licensor to bring or prosecute actions or suits against Third Parties for Patent, copyright or trademark infringement; and (d) conferring by implication, estoppel or otherwise any license or rights under any Patent of Licensor other than Licensed Patents as defined herein, regardless of whether such Patent(s) are dominant or subordinate to the Licensed Patents.

10.5Covenants.

10.5.1Each Party shall, and shall ensure that its Affiliates and their respective Sublicensees will, comply in all respects with Anti-Corruption Laws and all Applicable Laws in the performance of its obligations under this Agreement and any Regulatory Authority and Governmental Body health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.  Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any Applicable Laws (including Anti-Corruption Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Licensed Product hereunder.  In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in this Section 10.5.1, such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.  Notwithstanding the foregoing, each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion).  Such audit shall be conducted by such Party’s audit team comprised of qualified auditors who have received anti-corruption training.  For clarity, a credible finding, after a reasonable investigation, of any breach of this Section 10.5.1 with respect to any Anti-Corruption Law, shall be deemed a material breach of this Agreement.

10.5.2Licensee shall require that work done by Licensee and its Affiliates pursuant to this Agreement shall be done by representatives of Licensee, including, but not limited to its employees or agents, that are required to assign all Intellectual Property developed in the performance of any obligation under this Agreement to Licensee, such assignments having terms materially consistent with those governing the ownership of Intellectual Property in this Agreement.

10.5.3Licensee shall not Develop or Commercialize the Licensed Products outside of the Territory or outside of the Licensed Indications.

10.5.4Licensee shall not, and shall cause its Affiliates and Sublicensees (including sub-Sublicensees) not to, engage in a Challenge to any Licensed Patent.  In the event that Licensee, its Affiliate or any Sublicensee (including any sub-Sublicensee) engages in a Challenge to any Licensed Patent, Licensor has the right to adjust the amounts payable under this Agreement as further set forth in this Section 10.5.4.  If Licensee does not, within fifteen (15) days following notice from Licensor, cease, or cause its Affiliate or Sublicensee (including any sub-Sublicensee) to cease, its participation in such

Challenge or terminate the Sublicense with such Sublicensee, as applicable, then (a) during the pendency of such Challenge, the amounts payable by Licensee to Licensor under Section 7.2 shall increase to two (2) times the amount otherwise payable under Section 7.2, effective as of the first date of Licensee’s or its Affiliate’s or Sublicensee’s (including any sub-Sublicensee’s) first filing, joining, participation in, causing of the filing or provision of material support to the Challenge, (b) following the Challenge in the event that the Licensed Patent or claim of the Licensed Patent subject to the Challenge is not adjudged to be invalid by a court or Governmental Body of competent jurisdiction, the amounts payable by Licensee to Licensor under Section 7.2 shall increase to two and one-half (2.5) times the amount otherwise payable under Section 7.2, effective as of the date of such judgment, and (c) Licensee shall reimburse all otherwise unreimbursed reasonable costs and expenses of Licensor in defending such Challenge, including reasonable attorneys’ fees.  For clarity, to the fullest extent permitted by Applicable Law, Licensee agrees that no payment previously made to Licensor is refundable or may be offset as the result of any Challenge by Licensee, its Affiliate or its Sublicensee (including any sub-Sublicensee) even if the Challenge is successful or it is otherwise determined that the Licensed Patent does not include Valid Claims.  Notwithstanding the foregoing, if any Licensed Patent is asserted against Licensee, or its Affiliate or its Sublicensee (including any sub-Sublicensee), then Licensee or its Affiliate or Sublicensee (including any sub-Sublicensee) is entitled to all and any defenses available to it including challenging the validity or enforceability of such Licensed Patent and Licensor shall have no right to adjustment amounts payable by Licensor to Licensee as set forth herein.

10.5.5Licensor covenants that the License Agreement shall not be amended in any manner that materially adversely effects the rights of Licensee under this Agreement; provided, however, that termination of the License Agreement with survival of Licensee’s rights and licenses under this Agreement as provided for in clause (ii) of the signature page of this Agreement shall not be deemed a breach of this Section 10.5.5.

ARTICLE 11

INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY

11.1Indemnification by Licensor.  Licensor shall indemnify and hold harmless Licensee and its Affiliates and their respective directors, officers, employees and agents from and against any and all Damages, arising out of or resulting from any claim, demand, action, suit or proceeding by a Third Party (collectively, a “Third Party Claim”) to the extent arising from:  (a) any breach by Licensor of any of its representations, warranties or material obligations under this Agreement; (b) any gross negligence or willful misconduct of Licensor or any of their respective employees or agents in connection with this Agreement; (c) any Development, Commercialization, storage, handing or use of the Licensed Products by Licensor, its Affiliates and/or their respective Sublicensees, distributors, agents and/or customers outside the Territory; or (d) in the event of termination of this Agreement with respect to the NASH Product pursuant to Section 12.2 or Section 12.3, any Development, Commercialization, storage, handing or use of the NASH Products by Licensor, its Affiliates and/or their respective Sublicensees, distributors, agents and/or customers in the Territory; provided further that Licensor shall not have any obligations under this Section 11.1 to the extent such Damages arise out of the gross negligence, recklessness, or wrongful acts or omissions of Licensee.  Licensor’s indemnification obligations shall be limited to the extent covered by Licensee’s indemnification obligation under Section 11.2.

11.2Indemnification by Licensee.  Licensee shall indemnify and hold harmless Licensor and its Affiliates and their respective directors, officers, employees and agents from and against any and all Damages in connection with any Third Party Claim to the extent arising from:  (a) any breach by Licensee, any of its Affiliates and/or any of their respective Sublicensees of any of Licensee’s representations, warranties, covenants or material obligations under this Agreement; (b) the Development, Commercialization, storage, handling or use of the Licensed Products by Licensee, its Affiliates and/or

their respective Sublicensees, distributors, agents and/or customers in the Territory; (c) any gross negligence or willful misconduct of Licensee, its Affiliates, their respective Sublicensees or any of their respective employees or agents in connection with this Agreement; or (d) any exploitation by Licensee, its Affiliates and/or their respective Sublicensees of the Licensed Products in the Territory, including, but not limited to, product liability claims, provided that Licensee shall not have any obligations under this Section 11.2 to the extent such Damages arise out of the gross negligence, recklessness, or wrongful acts or omissions of Licensor.  Licensee’s indemnification obligations shall be limited to the extent covered by Licensor’s indemnification obligation under Section 11.1 or to the extent covered by Licensor’s indemnification obligation under the Manufacturing Agreement.

11.3Indemnification Procedure.  The indemnified Party shall give the indemnifying Party prompt written notice of any Third Party Claim with respect to which the indemnifying Party’s indemnification obligations apply, but any delay or failure of such notice shall not excuse such indemnification obligations except to the extent that the indemnifying Party’s legal position is actually and materially prejudiced thereby.  The indemnifying Party shall have the right to assume and control the defense and settlement of any Third Party Claim; provided, however, that the following conditions must be satisfied:  (a) the indemnifying Party must provide to the indemnified Party written acknowledgement of the indemnifying Party’s obligation to indemnify the indemnified Party hereunder against Damages that may result from the Third Party Claim, (b) the indemnified Party shall not have given the indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion based on the advice of counsel, that a conflict of interest makes separate representation by the indemnified Party’s own counsel advisable, (c) the Third Party Claim does not include damages other than monetary damages for which indemnity hereunder is available, (d) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, criminal allegation or investigation, and (e) if requested by the indemnified Party, the indemnifying Party has reasonably demonstrated its financial ability to pay for the defense of such Third Party Claim and to satisfy the full amount of any Damages that may result from such Third Party Claim.  The indemnified Party shall have the right to participate in the defense of the Third Party Claim at its own expense, but in any event shall cooperate with the indemnifying Party in the investigation and defense of the Third Party Claim.

11.4Indemnification Settlement.  If the indemnifying Party is entitled to, and does, assume and control the defense and settlement of any Third Party Claim with respect to which its indemnification obligations apply, then the indemnifying Party shall not settle such Third Party Claim without the indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) the sole relief provided in such settlement is monetary in nature and shall be paid in full by the indemnifying Party and (b) such settlement does not include any finding or admission of a violation by the indemnified Party, its Affiliates or their respective Sublicensees of any Applicable Laws or Third Party’s rights.

11.5Insurance.  Licensee acknowledges and agrees that during the Term and for a period of three (3) years thereafter it shall maintain, at its own expense, Commercial General Liability Insurance in commercially reasonable amounts to cover Licensee’s indemnification and other obligations under this Agreement and as required under Applicable Laws; provided such insurance shall cover product and related contractual liabilities in amounts no less than (a) prior to the commencement of Clinical Trials of any Licensed Product by or on behalf of Licensee, its Affiliates or its Sublicensees, [***] United States dollars ($[***]) per occurrence for personal injury, bodily injury and injury or destruction of property, and [***] United States dollars ($[***]) in the aggregate, and (b) following the commencement of Clinical Trials for the first Licensed Product by or on behalf of Licensee, its Affiliates or its Sublicensees, [***] United States dollars ($[***]) per occurrence for personal injury, bodily injury and injury or destruction of property, and [***] United States dollars ($[***]) in the aggregate, in each case of (a) and (b), with an internationally recognized, reliable and financially sound insurance carrier, to cover Licensee’s obligations under this Agreement, including personal injury, bodily injury, including death resulting therefrom, and injury or destruction of property caused by or arising from activities conducted under this Agreement.  Minimum limits of insurance may be satisfied through a combination of primary and excess liability insurance policies.  Licensee shall name Licensor and its subsidiaries, Affiliates, employees, directors, officers, and agents as an additional insured on each such policy and an endorsement stating same must be endorsed to the policy(ies) providing such required coverage.  Licensee shall waive rights of subrogation against Licensor and its subsidiaries, Affiliates, employees and agents.  Licensee’s policies of insurance are primary and non-contributory with any other coverage maintained by any insured.  Licensee will furnish to Licensor, no later than the Effective Date, a properly executed Certificate of Insurance in English evidencing such coverages and endorsements set forth above, and shall, within ten (10) Business Days of any request by Licensor at any time during the Term, provide copies of the policies, with all endorsements evidencing the coverage required by this Agreement.  In the event of any notice of cancellation or non-renewal of the required minimum insurance, Licensee will take all necessary steps to ensure continuity of coverage and shall provide to Licensor written disclosure thirty (30) days in advance of such cancellation or non-renewal, along with evidence of its intention to enter into a replacement policy for the required insurance.

11.6Limitation of Liability.  EXCEPT FOR DAMAGES ARISING FROM A BREACH OF ARTICLE 8 OR ARTICLE 9, DAMAGES PAYABLE TO A THIRD PARTY IN CONNECTION WITH INDEMNIFICATION OBLIGATIONS PURSUANT TO ARTICLE 11, OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS OF CLAUSE 10.1 OF THE SHARE PURCHASE AGREEMENT SHALL OPERATE TO LIMIT THE LIABILITY OF LICENSOR PURSUANT TO THIS AGREEMENT.

ARTICLE 12

TERM AND SURVIVAL

12.1Term.

12.1.1Effective Date. The Parties acknowledge that, as of the Execution Date, the Parties have entered into the Share Purchase Agreement, the Completion (as defined in the Share Purchase Agreement) of which shall not occur until the satisfaction or waiver of the Condition (as defined in the Share Purchase Agreement).  Accordingly, this Agreement is conditional in all respects on Completion taking place. Notwithstanding any other provision in it, this Agreement shall not take effect (and no term in it shall have effect) until Completion takes place (the “Completion Date”).  On and with effect from Completion, this Agreement shall have full effect in accordance with its terms. In the event that: (a) prior to Completion, the Share Purchase Agreement is terminated or otherwise ceases to have effect (whether pursuant to its terms, by agreement of the parties to it or otherwise) (each a “Termination”) or (b) Completion has not taken place on or prior to the Longstop Date (as defined in the Share Purchase Agreement); on and with effect from the first to occur of (i) the Longstop Date; and (ii) the date of such Termination, this Agreement shall automatically terminate and it shall have no effect (as if void when first entered into).  On and after automatic termination of this Agreement, no Party to it shall have any liability to any other Party to it pursuant to its terms and/or in respect of a breach of it, whether actual or contingent and whether in relation to the actual time of termination or the period prior to or following termination.

12.1.2Term.  This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the final sale of all Licensed Products by Licensee, its Affiliates and its Sublicensees in the Territory (the “Term”).

12.2Licensor Rights of Termination for the NASH Product.  Licensor shall have the right to terminate this Agreement as expressly set forth in this Section 12.2.

12.2.1Termination for Material Breach.  In the event that Licensee commits a material breach of its obligations under this Agreement and such breach is not cured within ninety (90) days (or such other time period as mutually agreed by the Parties), or a material breach of its payment obligations under this Agreement that is not cured within thirty (30) days, after Licensee receives written notice from Licensor, which notice shall specify the nature of the breach and demand its cure, Licensor may terminate this Agreement, solely with respect to the NASH Product, upon written notice to Licensee.

12.2.2Insolvency Event.  In the event of a Licensee Insolvency Event, Licensor may terminate this Agreement, solely with respect to the NASH Product, upon written notice to Licensee.

12.2.3Adverse Risk Termination.  In the event that Licensee takes any action, or omits to take any action, that the JSC, through its final decision-making process pursuant to Section 3.3, has determined may have an Adverse Risk with respect to the NASH Product, Licensor may terminate this Agreement, solely with respect to the NASH Product, upon written notice to Licensee.

12.3Licensee Rights of Termination for the NASH Product.  Licensee may terminate this Agreement, solely with respect to the NASH Product, at any time effective upon at least ninety (90) days’ prior written notice to Licensor.

12.4Effects of Termination.  In the event of termination of this Agreement with respect to the NASH Product pursuant to Section 12.2 or Section 12.3, then this Agreement shall remain in full force and effect with respect to the PBC Product and the following terms shall apply solely with respect to the NASH Product:

12.4.1The rights and licenses in respect of the NASH Product granted by Licensor, including under Sections 2.1.2, 2.1.4, and 5.2 shall immediately terminate;

12.4.2Licensee shall, upon written request of Licensor, assign to Licensor all of its rights, title, and interests in and to all Regulatory Documentation (including any Regulatory Approvals) applicable to the NASH Product that are Controlled by Licensee or any of its Affiliates;

12.4.3If applicable, Licensee shall upon written request and approval of Licensor, notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in Section 12.4.2;

12.4.4Licensee shall, in addition to the rights and licenses granted by Licensee to Licensor pursuant to Section 2.4, grant, and hereby grants, effective as of the effective date of termination, to Licensor (a) a non-exclusive, perpetual, irrevocable, royalty-free worldwide license, with the right to grant multiple tiers of sublicenses, under the Licensee Technology to the extent necessary or reasonably useful for Licensor to exploit the NASH Product in the Territory, and (b) a non-exclusive, perpetual, irrevocable, royalty-free worldwide license and Right of Reference or Use, with the right to grant multiple tiers of sublicenses and further rights of reference, under all Regulatory Documentation (including any Regulatory Approvals) then Controlled by Licensee or any of its Affiliates that are necessary or reasonably useful for Licensor or any of its Affiliates or sublicensees to exploit the NASH Product in the Territory;

12.4.5Licensee shall, unless expressly prohibited by any Regulatory Authority, at Licensor’s written request, transfer Control to Licensor of all Clinical Trials for the NASH Product in the NASH Indication being conducted by Licensee or its Affiliates as of the effective date of termination and subject to reasonable time periods and conditions of transfer to ensure the safety and quality of such Clinical Trial; provided, however, that (a) Licensor shall not have any obligation to continue any Clinical Trial unless required by Applicable Laws, and (b) with respect to each Clinical Trial for which (i) such transfer is expressly prohibited by the applicable Regulatory Authority, (ii) Licensor does not accept assignment or (iii) wind-down is reasonably expected to take more than six (6) months, if any, solely in the case of termination pursuant to Sections 12.2.1 and 12.2.3, Licensee shall continue to conduct such Clinical Trial to completion, at Licensee’s cost;

12.4.6Licensee, at its sole cost and expense, to the extent applicable, shall within thirty (30) days of Licensor’s written request (a) conduct a technology transfer to Licensor, including all relevant Licensee Technology, included in the license set forth in 12.4.4, and (b) during a period of ninety (90) days following such technology transfer, provide other reasonable assistance necessary to permit Licensor to assume responsibility for the Development or Commercialization of the NASH Product; and

12.4.7Licensee shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as Licensor may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto Licensor its rights under this Section 12.4.

12.5Survival.  Expiration or termination of this Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination.  The provisions of Articles 1, 3 (with respect to the PBC Product), 5 (with respect to the PBC Product), 6 (with respect to the PBC Product), 8 (with respect to the PBC Product), 9, 10 (with respect to the PBC Product), 11, 13, and 14 and Sections 2.1.1, 2.1.3, 2.2, 2.3, 2.4, 2.5 (with respect to the PBC Product), 2.6, 4.1.1, 4.2, 4.3 (with respect to the PBC Product), 7.1, 7.2 (for royalties due prior to termination), 7.3 (for Sublicensee Income amounts due prior to termination), 7.4, 7.5, 7.7, 7.8, 7.9, 7.10, 7.11 (for a period of two (2) years after termination), 7.12, 10.4, 12.4, and this 12.5 shall survive expiration or termination.  Except as otherwise expressly provided, expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination.

12.6Rights in Bankruptcy.  The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the US Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by Applicable Law.  All rights and licenses granted under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the US Bankruptcy Code, shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction.  The non-bankrupt Party shall retain and may fully exercise all of its rights and elections under the US Bankruptcy Code or any analogous provisions in any other country or jurisdiction, including the right to obtain such intellectual property from another entity.  In the event of the commencement of a bankruptcy proceeding by or against a Party under the US Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-bankrupt Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in the non-bankrupt Party’s possession, shall be promptly delivered to it upon its’s written request (a) upon commencement of a bankruptcy proceeding, unless the bankrupt Party continues to perform all of its obligations under this Agreement, or (b) if not delivered pursuant to clause (a) because the bankrupt continues to perform, upon the rejection of this Agreement by or on behalf of the bankrupt Party.  Unless and until the bankrupt Party rejects this Agreement, the bankrupt

Party shall perform this Agreement or provide such intellectual property (including all embodiments of such intellectual property) to the non-bankrupt Party, and shall not interfere with the rights of the non-bankrupt Party to such intellectual property, including the right to obtain the intellectual property from another entity.  In the case of an insolvency that is governed by non-US bankruptcy law, the Parties agree that, to the extent not prohibited by the applicable insolvency law, the non-bankrupt Party will be entitled to at least the same rights and protections afforded by the US Bankruptcy Code, including survival of the licenses granted hereunder even if the bankrupt Party revokes or terminates this Agreement and a copy of the embodiments of such intellectual property, without conditions other than any legally required payment of royalties.

ARTICLE 13

DISPUTE RESOLUTION; GOVERNING LAW

13.1Executive Officers.  If a dispute arises between the Parties concerning this Agreement, then such dispute shall be escalated to the Executive Officers of each Party.  The Executive Officers will meet and confer, as soon as practicable, in an attempt to resolve the dispute.  If the Parties are unable to resolve such dispute amicably within thirty (30) days from the date of escalation to the Executive Officers of each Party, then each Party may submit such dispute to the exclusive jurisdiction of, and venue in, the state and federal courts located in the State of New York pursuant to Section 13.2.

13.2Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law provisions thereof that would result in the application of the law of any jurisdiction other than the State of New York.  Each Party hereby submits itself for the purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state and federal courts located within the Borough of Manhattan in the City of New York, and any courts of appeal therefrom, and waives any objection on the grounds of lack of jurisdiction (including, without limitation, venue) to the exercise of such jurisdiction over it by any such courts.  To the extent a payment alleged to be due under this Agreement is the subject of a bona fide good faith dispute asserted by the Licensee, the Licensor shall continue to provide all services as required by this Agreement during the pendency of the dispute so long as Licensee timely pays (including the allowance of 7 days cure period) all undisputed amounts due under this Agreement and can only withhold payment of disputed amounts where there is a bona fide good faith dispute.

13.3Injunctive Relief.  Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive or preliminary equitable relief pending final resolution of any dispute, in any court of competent jurisdiction as may be available to such Party under the Applicable Laws in such jurisdiction with respect to any matters arising out of the other Party’s performance or breach of its obligations under this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from a Force Majeure event.  The non-performing Party shall notify the other Party of such Force Majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.

14.2Notices.  All notices, documentation and other communications that are required or permitted under this Agreement shall be in writing in the English language, and delivered personally, sent by email or sent by internationally-recognized overnight courier to the addresses below.  Any such communication will be deemed to have been given (a) when delivered, if personally delivered or sent by email with confirmation of receipt (including read-receipt in the case of email), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

Morristown, NJ 07960	85 King William Street, London, EC4N 7BL
For Licensor: Intercept Pharma Europe Ltd. Attn: Intercept Pharmaceuticals 305 Madison Avenue Morristown, NJ 07960 Attention: General Counsel Email: [***]	For Licensee: Mercury Pharma Group Limited Capital House, 85 King William Street, London, EC4N 7BL Attention: The General Counsel Email: [***]
with a copy to: DLA Piper LLP (USA) 51 John F. Kennedy Parkway Suite 120 Short Hills, NJ 07078 United States of America Attention: [***]	with a copy to: White & Case LLP 5 Old Broad Street London EC2N 1DW United Kingdom Attention: [***] Email: [***]

14.3Independent Status.  Neither Party is an agent, employee or representative of the other Party.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, nor to take any action, which shall be binding on the other Party, except as may be explicitly authorized by the other Party in writing.  This Agreement shall not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

14.4Entire Agreement; Amendment and Waiver.  This Agreement, including the Exhibits attached hereto (each of which is hereby and thereby incorporated herein and therein by reference) shall constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the Parties relating to the subject matter of this Agreement.  No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties.  No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged.  A waiver of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

14.5Headings; Construction; Certain Conventions.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.  The

Exhibits to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement.  Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular will include the plural, and vice versa, (d) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import, (e) the word “or” will be deemed to include the word “and” (e.g., “and/or”) and (f) references to “Article,” “Section,” “subsection”, “clause” or other subdivision, or to an Exhibit or Schedule, without reference to a document are to the specified provision or Exhibit or Schedule of this Agreement.  Licensor and Licensee have each consulted counsel of their choice regarding this Agreement, and each acknowledges that this Agreement will be construed as if it were drafted jointly by the Parties and shall not be strictly construed against either Party.

14.6Assignment.  Subject to this Section 14.6, a Party shall not have the right to assign, by operation of law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.  Any assignment not in accordance with this Section 14.6 shall be void.  Notwithstanding the limitations in this Section 14.6, either Party may assign this Agreement, or any rights or obligations hereunder in whole or in part, without the consent of the other Party, to (a) its Affiliates or (b) its successor in interest pursuant to a merger, acquisition, reorganization, consolidation or sale of all or substantially all of the assets of the business pertaining to the subject matter of this Agreement.

14.7Third Party Beneficiaries.  All rights, benefits and remedies under this Agreement are solely intended for the benefit of Licensor and Licensee, and no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement; (b) seek a benefit or remedy for any breach of this Agreement; or (c) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

14.8Severability.  If any provision of this Agreement or application thereof to anyone is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  Further, the judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render, such provision enforceable in such jurisdiction.

14.9Further Assurances.  Each Party shall, as and when requested by the other Party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

14.10Translation.  This Agreement is in English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.  All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language.  If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

14.11Other Obligations.  Except as expressly provided in this Agreement or as separately agreed upon in writing between Licensor and Licensee, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

14.12Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.  Copies of original signature pages sent by facsimile and/or PDF shall have the same effect as signature pages containing original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Execution Date.

INTERCEPT PHARMA EUROPE LTD.		MERCURY PHARMA GROUP LIMITED

By:	/s/ Rocco Venezia	By:	/s/ Andreas Stickler

Name: Rocco Venezia		Name: Andreas Stickler

Title: Director		Title: Director

Intercept Pharmaceuticals, Inc. hereby acknowledges and agrees, and represents and covenants to each of the Parties, that: (i) it has reviewed and consents to the terms and provisions of this Agreement; and (ii) if the License Agreement is terminated for any reason (other than due to breach of this Agreement by Licensee), then Licensee’s rights and licenses under this Agreement shall not terminate or otherwise be materially adversely effected, and all of Licensee’s rights and licenses under this Agreement, including all of the license grants provided in this Agreement, shall survive and continue pursuant to their terms notwithstanding the purported termination of the License Agreement as if Intercept Pharmaceuticals, Inc. were the Licensor under this Agreement.

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Andrew Saik

Name: Andrew Saik

Title: Authorised Signatory

Schedule 1.39.

Licensed Patents

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Schedule 4.2.1(a) – Post-Marketing Work

[***]

Schedule 4.2.1(b) – Budget

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